Form 10-K, Exhibit 13
period 1996-12-31
FIRST ALLIANCE/PREMIER BANCSHARES INC
filed 1997-03-31
CIK 836616

                 PREMIER MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

BACKGROUND

  Premier was incorporated in 1988 under the laws of Georgia and the regulations of the Bank Holding Company Act of 1956. Premier's bank subsidiary, First Alliance Bank is a commercial bank which opened for business in 1984. On August 31, 1996, Premier acquired, through a pooling of interests, Premier Bancshares, Inc., a thrift holding company. Premier Bancshares, Inc. operated two 100% owned subsidiaries, Premier Lending and Premier Bank. Premier also owns 80% of Alliance Finance.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of Premier to meet those needs. Premier seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal Funds sold and overnight funds), monthly amortizing loans, repayment of single payment loans, periodic repayments of mortgage-backed securities, and draws on lines of credit. In addition, at December 31, 1996, First Alliance Bank and Premier Bank had $11,000,000 in approved Federal Funds lines with correspondent banks which could provide funds on an immediate basis if the need arose. Also, First Alliance Bank has access to various Certificate of Deposit ("CD") networks which would allow it to raise deposits from credit unions and other small banks for varying time periods at rates comparable to the short-term U.S. Government Bond rate curve. These deposits are not brokered and no fee outside of the market rate is paid.

  Additionally, First Alliance Bank and Premier Bank are members of the Federal Home Loan Bank system. At December 31, 1996, First Alliance Bank and Premier Bank had the ability to borrow approximately $20 million by pledging qualifying loans and securities as collateral.

  The liquidity and capital resources of Premier, First Alliance Bank, and Premier Bank are monitored on a periodic basis by federal regulatory authorities. In addition, management performs liquidity analyses in the same manner as the federal regulatory agencies. As of December 31, 1996, the various liquidity ratios were considered adequate by regulatory definitions. In management's opinion, Premier, First Alliance Bank, and Premier Bank maintained liquidity that was adequate to meet their respective needs.

  Premier, First Alliance Bank, and Premier Bank continue to be well-capitalized by both industry and regulatory definitions. At December 31, 1996, Premier's consolidated capital ratios were as follows:

                                                             MINIMUM REGULATORY
                                                             REQUIREMENT TO BE
                                                              WELL-CAPITALIZED
                                                             ------------------
   Leverage Capital Ratio............................  7.27%        5.00%
   Risk Based Capital Ratios:
     Tier 1 Capital..................................  9.69%        6.00%
     Total Capital................................... 10.79%       10.00%

  A more detailed chart of regulatory capital ratios is included in Note 13 of the Notes to Consolidated Financial Statements. Management is not aware of any current recommendations of the regulatory authorities which, if they were implemented, would have a material effect on Premier's liquidity, capital resources, or operations.

  Premier regularly evaluates business combination opportunities and conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations take place, and future business combinations involving cash, debt, or equity securities may be expected. Any future business combination or series of business combinations that Premier might undertake may be material, in terms of assets acquired or liabilities assumed, to Premier's financial condition.

ASSET/LIABILITY MANAGEMENT

  At December 31, 1996, Premier, utilizing a "static gap" view of interest rate sensitivity, was positioned in an asset-sensitive position (1.44%) at three months and a slightly asset-sensitive position (1.01%) at one year. This "static gap" view of interest rate sensitivity at a point in time looks at the volume of assets and liabilities that will mature or reprice within varying time periods. Such a view does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Premier's customers. It is also probable that actual repricing may happen at different times than estimated and at different rates than anticipated.

  Management also utilizes a forecasting model for First Alliance Bank and Premier Bank which attempts to project the net interest margin in various rising, flat, and falling interest rate scenarios. The model assumes that First Alliance Bank and Premier Bank make no material changes in the composition, maturity, or interest rate sensitivity of their earning assets and interest-bearing liabilities as a result of a change in interest rate cycles. The model projects that in the next 12 months, First Alliance Bank and Premier Bank combined would earn approximately 4.93% more net interest income in a 200 basis point rising rate environment and approximately 5.12% less in a 200 basis point falling rate environment. However, management will act to change Premier's asset or liability composition and interest rate sensitivity in response to a definitive change in the direction of interest rates. Specifically, Premier actively manages the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on Premier due to the rate variability and short-term maturities of its earning assets.

 Interest Rate Sensitivity

                                         AFTER     AFTER
                                         THREE    ONE YEAR
                                         MONTHS     BUT
                                WITHIN    BUT      WITHIN
                                THREE    WITHIN     FIVE     AFTER
                                MONTHS  ONE YEAR   YEARS   FIVE YEARS  TOTAL
                               -------- --------  -------- ---------- --------
                                           (DOLLARS IN THOUSANDS)
Earning assets:
  Interest bearing deposits... $  1,447 $    --   $   --    $   --    $  1,447
  Federal funds sold..........   21,680      --       --        --      21,680
  Securities..................    6,814    6,107   19,770     2,463      3,515
  Loans.......................  146,216   16,029   42,782     6,237    211,264
                               -------- --------  -------   -------   --------
    Total interest earning
     assets...................  176,157   22,136   62,552     8,700    269,545
                               -------- --------  -------   -------   --------
Interest bearing liabilities:
  Interest bearing demand
   deposits...................   57,562      --       --        --      57,562
  Savings.....................    8,302      --       --        --       8,302
  Time deposits, less than
   $100,000...................   23,273   52,842   29,465       --     105,580
  Time deposits, $100,000 and
   over.......................   10,476   17,712    6,916       --      35,104
  Repurchase agreements.......      --       --       --        --         --
  Other borrowings............   22,824    2,755    1,980     2,661     30,220
                               -------- --------  -------   -------   --------
    Total interest bearing
     liabilities..............  122,437   73,309   38,361     2,661    236,768
                               -------- --------  -------   -------   --------
Interest rate sensitivity
 gap.......................... $ 53,720 $(51,173)  24,191   $ 6,039   $ 32,777
                               ======== ========  =======   =======   ========
Cumulative interest rate sen-
 sitivity gap.................   53,720 $  2,547   26,738   $32,777
                               ======== ========  =======   =======
Interest rate sensitivity gap
 ratio........................     1.44     0.30     1.63      3.27
                               ======== ========  =======   =======
Cumulative interest rate sen-
 sitivity gap ratio...........     1.44     1.01     1.11      1.14
                               ======== ========  =======   =======

CHANGES IN FINANCIAL CONDITION

 Cash and Short-term Assets

  Total assets as of December 31, 1996 increased $56,633,000 since December 31, 1995. Non-earning cash and due from banks increased $2,088,000 as of December 31, 1996, from December 31, 1995. This change is representative of normal daily fluctuations in cash and check clearings and an increase in transaction account balances of $17,513,000. Interest-bearing deposits in First Alliance Bank and Premier Bank decreased $8,501,000 to a balance of $1,447,000 at December 31, 1996. This balance is primarily excess funds that are held at the Federal Home Loan Bank and accrue interest at a rate approximately equal to the Federal Funds rate. Federal Funds sold increased $19,150,000 from December 31, 1995. The increase in Federal Funds is the result of seasonal deposits placed in First Alliance Bank by a local municipality and the movement of Premier Bank's excess cash from the Federal Home Loan Bank to the Federal Funds market.

 Securities Portfolio

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
Types of Securities:
  U.S. Treasury and other U.S. government agencies and
   corporations........................................ $17,240 $19,103 $ 8,818
  Municipal securities.................................     105     304     292
  Collateralized mortgage obligations..................  10,068  18,647  10,640
  Mortgage-backed passthroughs.........................   3,625   3,120   8,393
  Structured notes.....................................   2,337   3,210   3,274
  Equity securities....................................   1,779   1,412   1,089
                                                        ------- ------- -------
                                                        $35,154 $45,796 $32,506
                                                        ======= ======= =======

--------
All securities are held as available-for-sale and are reported at their fair values.

 Maturities

  The amounts of securities in each category as of December 31, 1996 are shown in the following table according to contractual maturity classifications (i) one year or less, (ii) after one year through five years, (iii) after five years through ten years, and (iv) after ten years.

                           U.S. TREASURY AND
                               OTHER U.S.
                          GOVERNMENT AGENCIES      MUNICIPAL            OTHER
                          AND CORPORATIONS(1)    SECURITIES(2)       SECURITIES
                          -------------------- ----------------- -------------------
                            AMOUNT    YIELD(3)  AMOUNT  YIELD(3)   AMOUNT   YIELD(3)
                          ----------- -------- -------- -------- ---------- --------
One year or less........  $       --     --    $    --     --    $  380,600   7.86%
After one year through
 five years.............   19,327,933   6.12%   104,691   8.60%         --     --
After five years through
 ten years..............    5,408,410   6.08%       --     --           --     --
After ten years.........    8,533,131   6.01%       --     --     1,398,876   6.40%
                          -----------          --------          ----------
  Total.................  $33,269,474          $104,691          $1,779,476
                          ===========          ========          ==========

--------
(1) Includes mortgage-backed securities based on their current maturity date.
(2) Yields on municipal securities have not been computed on a tax equivalent basis.
(3) Yields were computed using coupon interest, adding discount accretion, or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

 Changes in Position

  Securities available-for-sale on December 31, 1996 decreased $10,643,000 from December 31, 1995. In the first quarter of 1996, Premier sold approximately $10,000,000 in securities from the available-for-sale portfolio. These sales represented the termination of an arbitrage transaction made up of these assets and various floating rate deposits and borrowings. These securities were primarily floating rate collateralized mortgage obligations and mortgage-backed passthroughs. The proceeds from the sale of securities provided funding for the increase in loans.

LOAN PORTFOLIO

 Types of Loans

  Management realizes that Premier's loan portfolio is concentrated in loans secured by real estate which constituted 75% of the portfolio at December 31, 1996. Real estate loans include real estate mortgages, real estate construction projects, and consumer home equity lines. The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan. The other concentration is in commercial and financial loans which are made primarily to businesses in the Atlanta, Georgia metropolitan area. The following table presents this major category of net loans for each period, excluding the allowance for loan losses.

                                                    DECEMBER 31,
                                      -----------------------------------------
                                        1996     1995    1994    1993    1992
                                      -------- -------- ------- ------- -------
                                               (DOLLARS IN THOUSANDS)
Real Estate:
  Secured by Mortgages............... $ 73,272 $ 58,463 $46,602 $46,278 $46,895
  Construction.......................   67,432   36,987  19,518  15,326   9,131
Consumer and other loans.............   17,553   15,242  10,656  15,983  17,825
Commercial and financial.............   28,599   22,182   6,275   7,833   9,773
                                      -------- -------- ------- ------- -------
                                      $186,856 $132,874 $83,051 $85,420 $83,624
                                      ======== ======== ======= ======= =======

 Maturities and Sensitivity to Changes in Interest Rates

  Total loans as of December 31, 1996 are shown in the following table according to maturity classifications (i) one year or less, (ii) after one year through five years, and (iii) after five years.

                                                          (DOLLARS IN THOUSANDS)
      Maturity:
        One year or less.................................        $144,824
        After one year through five years................          33,943
        After five years.................................           8,089
                                                                 --------
                                                                 $186,856
                                                                 ========

  The following table summarizes loans at December 31, 1996 with due dates after one year which have predetermined and floating or adjustable interest rates.

                                                          (DOLLARS IN THOUSANDS)
      Predetermined interest rates.......................        $42,032
      Floating or adjustable interest rates..............            --
                                                                 -------
                                                                 $42,032
                                                                 =======

  Records were not available to present the above information for each category listed above (one year or less, after one year through five years, and after five years) and could not be extracted without undue burden to Premier. Variable rate loan maturity information is not available by maturity date in summary and could not be determined without undue burden on the subsidiaries of Premier. Management is evaluating cost/benefit and the ability to generate such information in the future.

 Changes in Position

  Loans held for sale decreased $1,504,000 from December 31, 1995 to December 31, 1996. These loans represent first mortgage loans which have been originated by Premier Lending and have been sold to third party investors and are waiting for funding from the investor. This balance fluctuates based on time of month, new loan volumes, and length of investor closing periods. These loans are sold servicing released and the investor commitment price is obtained simultaneously with the closing of most loans; therefore, minimizing the effect of interest rate fluctuation.

  Portfolio loans grew by $53,982,000 at December 31, 1996 from December 31, 1995. In addition, at December 31, 1996, construction loans increased $30,445,000, other loans secured by real estate increased $14,809,000, commercial loans increased $6,417,000, and consumer loans increased $2,311,000 from December 31, 1995. The primary reason for these increases was the addition of five experienced real estate and commercial loan officers. Loan officers at Premier Lending generate loans that are specifically underwritten by First Alliance Bank. In prior periods, the majority of these loans were sold to third party financial institutions due to the former Premier Bancshares, Inc. group's not having the capital to fund these loans.

DEPOSITS

  Deposits and the yield on those deposits classified as to noninterest-bearing demand, interest-bearing demand, savings, and time deposits, for the years indicated are presented below.

                                        YEARS ENDED DECEMBER 31
                           --------------------------------------------------
                                 1996             1995             1994
                           ---------------- ---------------- ----------------
                            AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT  PERCENT
                           -------- ------- -------- ------- -------- -------
                                         (DOLLARS IN THOUSANDS)
Noninterest-bearing
 demand................... $ 29,472   -- %  $ 24,936   -- %  $ 21,652   -- %
Interest-bearing demand...   50,993  3.09     37,833  3.39     36,407  2.97
Savings...................    8,515  2.96     10,438  2.66     11,048  2.96
Time......................  114,961  5.95     78,736  5.72     53,551  4.41
                           --------         --------         --------
  Total deposits.......... $203,941         $151,943         $122,658
                           ========         ========         ========

  The amount of time deposits issued in amounts of $100,000 or more as of December 31, 1996 are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through 12 months, and (iii) over 12 months.

                                                          (DOLLARS IN THOUSANDS)
      Three months or less...............................        $10,476
      Over three through twelve months...................         17,807
      Over twelve months.................................          6,820
                                                                 -------
        Total............................................        $35,104
                                                                 =======

 Changes in Position

  Total deposits grew $58,280,000 at December 31, 1996 from December 31, 1995. Non-interest bearing demand deposits increased $889,000 at December 31, 1996 from December 31, 1995. Interest-bearing demand deposits were up $16,624,000 primarily due to a seasonal increase in the balances of a local municipal depositor and growth in commercial money market accounts. Other time deposits increased by $40,767,000 at December 31, 1996 from December 31, 1995 as both First Alliance Bank and Premier Bank aggressively marketed for deposits in several key submarkets in Premier's market area.

OTHER BORROWINGS

  The following table sets forth certain information regarding securities sold under repurchase agreements, FHLB borrowings, and other borrowings.

                                                         1996    1995    1994
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
   Balance at December 31.............................. $30,221 $31,862 $14,429
   Weighted average interest rate at December 31.......    6.72    8.09    7.54
   Maximum month end balance during year...............  30,221  60,731  14,429
   Average amount outstanding during the year..........  38,600  32,715   5,371
   Weighted average interest rate during the year......    6.77    6.77    6.31

  Federal Home Loan Bank advances were down $6,500,000 at December 31, 1996 compared to December 31, 1995 due to the sale of securities involved in an arbitrage funded primarily by FHLB advances. Retail repurchase agreements increased by $7,135,000 as First Alliance Bank received a $6,000,000 repurchase agreement from a corporate customer in the first quarter of 1996. It is anticipated that this balance will remain in First Alliance Bank for the foreseeable future. Other borrowings decreased by $2,276,000 at December 31, 1996 compared to December 31, 1995 due primarily to First Alliance Bank's and Premier Bank's increasing their purchases of the mortgage loans from Premier Lending by funding those purchases with increases in other time deposits.

  In addition to the above, Premier Lending and Alliance Finance also utilize a combination of subordinated debentures and revolving lines of credit to fund their mortgage, commercial, and consumer finance lending activities. Note 5 in the Notes to Consolidated Financial Statements details the maturities, rates, and terms of these instruments. Additionally, Premier owed $4 million at December 31, 1996 in term debt which is an increase of $1 million from December 31, 1995. This increase was used by Premier to inject additional capital into Premier Bank for asset growth. The original $3 million was also used as capital in the acquisition of Premier Bank in 1995.

CREDIT ANALYSIS

 Non-performing Loans

  Information with respect to impaired, past due, and restructured loans at December 31, 1996 is as follows:

                                                           DECEMBER 31,
                                                   ----------------------------
                                                    1996  1995 1994 1993  1992
                                                   ------ ---- ---- ---- ------
                                                      (DOLLARS IN THOUSANDS)
Impaired loans...................................  $1,224 $268 $604 $309 $2,892
Loans contractually past due ninety days or more
 as to interest or principal payments and still
 accruing........................................     --     1  --   127     10
Loans, the terms of which have been renegotiated
 to provide a reduction or deferral of interest
 or principal because of deterioration in the
 financial position of the borrower..............      60  --   --   --     700
Loans, now current, about which there are serious
 doubts as to the ability of the borrower to
 comply with present loan repayment terms........     --   --   --   --     --
Interest income that would have been recorded on
 impaired loans under original terms.............      92
Interest income that was recorded on impaired and
 restructured loans..............................      15

  At December 31, 1996, three first mortgage loans totaling $464,000, made to individuals who subsequently declared bankruptcy are included in the non-accrual number. In addition, $641,000 related to one residential builder was also in the non-accrual number. Of that amount, all but $70,000 has been paid out subsequent to year end. Management expects no material losses on the remaining balances.

  Accrual of interest income is discontinued on all loans when they become 90 days past due or, in the opinion of management, collection of such interest income becomes doubtful. When a loan is determined to be impaired, all interest previously accrued but not collected is reversed against current interest income. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

  In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent (i) material credits about which management is aware or (ii) any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss are charged off at the time such loans are identified.

 Commitments and Lines of Credit

  Premier enters into residential construction and commercial loan commitments in advance of closing to fund loans to its customers at locked-in interest rates in the normal course of business. These instruments, to the extent they are not covered by investor purchase commitments, involve credit and interest rate risk in excess of the amount recognized in the financial statements.

  In the normal course of business, Premier has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

  Premier's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded mortgage loan commitments, residential construction, and commercial loan commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of Premier's commitments is as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996        1995
                                                       ----------- -----------
   Unfunded mortgage loan commitments................. $20,000,000 $31,968,000
   Residential construction and commercial loan com-
    mitments..........................................  27,277,198  18,526,425
   Commitments to extend credit.......................  49,987,828  20,387,000
   Standby letters of credit..........................     695,742   1,249,532
                                                       ----------- -----------
                                                       $97,960,768 $72,130,957
                                                       =========== ===========

SUMMARY OF LOAN EXPERIENCE

  The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to the allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan loss experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions, and other relevant facts. Premier's allowance for loan losses was approximately $2,404,000 at December 31, 1996 compared with $1,802,000 at December 31, 1995. The allowance for loan losses is reviewed continuously based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan loss adequate to cover possible loan losses on the loans outstanding.

  Management has not allocated Premier's allowance for loan losses to specific categories of loans. Based on management's best estimate, approximately 45% of the allowance should be allocated to real estate loans, 40% to commercial and financial loans, and 15% to consumer loans.

                                                 PERCENT OF LOANS
                                         IN EACH CATEGORY OF TOTAL LOANS
                                                   DECEMBER 31,
                                        ------------------------------------------
                                         1996     1995     1994     1993     1992
                                        ------   ------   ------   ------   ------
   Commercial..........................     15%      17%       7%       9%      12%
   Real estate.........................     76       72       80       72       67
   Consumer............................      9       11       13       19       21
                                        ------   ------   ------   ------   ------
                                           100%     100%     100%     100%     100%
                                        ======   ======   ======   ======   ======

  The following table summarizes average loan balances for each year, changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the reserve which have been charged to operating expense, and the rate of net charge-offs during the period to average loans.

                                   1996      1995     1994     1993     1992
                                 --------  --------  -------  -------  -------
                                          (DOLLARS IN THOUSANDS)
Average amount of loans out-
 standing                        $183,367  $134,712  $90,640  $86,765  $83,905
Balance of allowance for loan
 losses at beginning of year...     1,802     1,301    1,581    1,403    1,478
Charge offs:
  Commercial and financial.....       (51)     (149)    (204)    (736)    (349)
  Real estate..................       (13)     (181)    (398)    (125)    (292)
  Consumer.....................       (88)      (59)    (132)    (176)    (421)
                                 --------  --------  -------  -------  -------
                                     (152)     (389)    (734)  (1,037)  (1,062)
                                 --------  --------  -------  -------  -------
Recoveries:
  Commercial and financial.....        78       132       80       67       21
  Real estate..................        34        83       32       28       20
  Consumer.....................        44        43       57      113       45
                                 --------  --------  -------  -------  -------
                                      156       258      169      208       86
                                 --------  --------  -------  -------  -------
Net (charge-offs), recoveries..         4      (131)    (565)    (829)    (976)
                                 --------  --------  -------  -------  -------
Allowance acquired in business
 combinations..................         0       294      --       --       460
                                 --------  --------  -------  -------  -------
Additions to allowance charged
 to operating expense during
 year..........................       598       338      285    1,007      441
                                 --------  --------  -------  -------  -------
Balance of allowance for loan
 losses at end of year.........  $  2,404  $  1,802  $ 1,301  $ 1,581  $ 1,403
                                 ========  ========  =======  =======  =======
Ratio of net loans charged off
 during the year to average
 loans outstanding.............       -- %     0.10%    0.62%    0.96%    1.16%
                                 ========  ========  =======  =======  =======

 Provision for Loan Loss

  The provision for loan losses was $598,000 in 1996 as compared to $338,000 in 1995. Premier had net recoveries of $4,000 in 1996. The ratio of net charge-offs to average loans in 1996 was at its lowest level in the last five years. The provision expense is primarily related to the growth in loans of $53,982,000.

RESULTS OF OPERATIONS

  Premier reported record earnings of $2,540,000 for the year ended December 31, 1996. This amount was an increase of $551,000 or 28% from the previous year's net income of $1,989,000. Year to date earnings include unusual expenses of $1,036,000. This figure includes merger expenses, data processing conversion expenses, severance expenses, as well as the special SAIF fund recapitalization assessment. On an after tax basis, these unusual items totaled $854,000. Fourth quarter 1996 net income was $1,002,000, which is representative of normal operations exclusive of any unusual expense or income items.

 Interest Income and Interest Expense

  The following table sets forth the amount of Premier's average balances, interest income, and interest expense for each category of interest-earning assets and interest-bearing liabilities, average interest rates for interest-earning assets and interest yields for interest-bearing liabilities, net interest spread, and net yield on average interest-earning assets.

 Distribution of Assets, Liabilities, and Stockholders' Equity Interest Rates and Interest Differentials

                                    1996                         1995                         1994
                         ---------------------------  ---------------------------  ---------------------------
                           AVERAGE                      AVERAGE                      AVERAGE
                           YIELDS/   INCOME OR          YIELDS/   INCOME OR          YIELDS/   INCOME OR
                         BALANCES(1) EXPENSES  RATES  BALANCES(1) EXPENSES  RATES  BALANCES(1) EXPENSES  RATES
                         ----------- --------- -----  ----------- --------- -----  ----------- --------- -----
                                                       (DOLLARS IN THOUSANDS)
Interest-bearing depos-
 its in banks...........  $   7,716  $    381   4.94%  $   2,521   $   119   4.72%  $    523    $    18  3.44%
Taxable securities(4)...     37,185     2,284   6.14      41,683     2,735   6.56     34,020      1,743  5.12
Federal funds sold......     10,902       592   5.43       9,481       560   5.91      9,977        451  4.52
Loans(2)................    183,367    19,759  10.78     134,712    13,887  10.31     90,640      8,743  9.65
Allowance for loan
 losses.................     (2,122)                      (1,683)                     (1,509)
Cash and due from
 banks..................      7,982                       10,978                       5,689
Other assets............     13,477                       11,721                       7,955
                          ---------                    ---------                    --------
 Total..................  $ 258,507  $ 23,016          $ 209,413   $17,301          $147,295    $10,955
                          =========  ========          =========   =======          ========    =======  ====
Total interest-earning
 assets.................  $ 239,170             9.62%  $ 188,397             9.18%  $135,160             8.11%
                          =========            =====   =========            =====   ========             ====
Noninterest-bearing
 demand.................  $  29,472  $                 $  24,936   $                $ 21,652
Interest-bearing
 demand.................     50,993     1,577   3.09      37,833     1,283   3.39     36,407      1,082  2.97
Savings.................      8,515       252   2.96      10,438       278   2.66     11,048        327  2.96
Time....................    114,961     6,838   5.95      78,736     4,504   5.72     53,551      2,364  4.41
                          ---------  --------  -----   ---------   -------  -----   --------    -------  ----
 Total deposits.........    203,941     8,667            151,943     6,065           122,648      3,773
Borrowings..............     28,096     2,615   9.31      32,714     2,216   6.77      5,371        339  6.31
Other liabilities.......      3,220                        2,738                       1,195
Stockholders' equi-
 ty(3)..................     23,250                       22,018                      18,071
                          ---------  --------          ---------   -------          --------    -------
 Total..................  $ 258,507  $ 11,282          $ 209,413   $ 8,281          $147,295    $ 4,112
                          =========  ========          =========   =======          ========    =======
Total interest-bearing
 liabilities............  $ 202,565             5.57%  $ 159,721             5.18%  $106,377             3.87%
                          =========            =====   =========            =====   ========             ====
Net interest spread.....                        4.05%                        4.00%                       4.24%
                                               =====                        =====                        ====
Net yield on average
 interest- earning
 assets.................             $ 11,734   4.91%              $ 9,020   4.79%              $ 6,843  5.06%
                                     ========  =====               =======  =====               =======  ====

-------
(1)Average balances were determined using the daily average balances.
(2)Average loans include impaired loans and are stated net of unearned income. Income on impaired loans is recognized on the cash basis.
(3)Average shareholders' equity is net of unrealized losses on securities available-for-sale, net of taxes
(4)Average taxable securities represent securities available-for-sale and are based on their fair values.
(5)Interest and fees on loans include $1,285,892, $902,787, and $685,034 of loan fee income for the years ended December 31, 1996, 1995, and 1994.

  The increase in net interest income of $2,714,000 during fiscal 1996 is the primary reason for the increase in net income. The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the earlier year. The change in interest due to volume has been determined by applying the rate from the earlier year to change in average balances outstanding between years. Thus, changes that are not solely due to rate or volume have been consistently allocated between rate and volume.

                               1995 TO 1996              1994 TO 1995
                           INCREASE (DECREASE)        INCREASE (DECREASE)
                             DUE TO CHANGE IN          DUE TO CHANGE IN
                          ------------------------  -------------------------
                           RATE   VOLUME    TOTAL    RATE    VOLUME    TOTAL
                          ------  -------  -------  -------  -------  -------
                                      (DOLLARS IN THOUSANDS)
Income from interest-
 earning assets:
  Interest and fees on
   loans................. $  654  $ 5,218  $ 5,872  $   637  $ 4,507  $ 5,144
  Interest on taxable
   securities............   (168)    (283)    (451)     551      441      992
  Interest on Federal
   funds sold............    (50)      82       32      135      (26)     109
  Interest on deposits in
   banks.................      6      256      262        9       92      101
                          ------  -------  -------  -------  -------  -------
    Total interest
     income.............. $  442  $ 5,273  $ 5,715  $ 1,332  $ 5,014  $ 6,346
                          ======  =======  =======  =======  =======  =======
Expense from interest-
 bearing liabilities:
  Interest on interest-
   bearing deposits...... $ (116) $   410  $   294  $   158  $    43  $   201
  Interest on savings
   deposits..............     28      (54)     (26)     (32)     (17)     (49)
  Interest on time
   deposits..............    186    2,148    2,334      827    1,313    2,140
  Interest on other
   borrowings............    732     (313)     399       27    1,850    1,877
                          ------  -------  -------  -------  -------  -------
    Total interest
     expense............. $  830  $ 2,171  $ 3,001  $   980  $ 3,189  $ 4,169
                          ------  -------  -------  -------  -------  -------
    Net interest income.. $ (388) $ 3,102  $ 2,714  $   352  $ 1,825  $ 2,177
                          ======  =======  =======  =======  =======  =======

 Non-Interest Income

  Total non-interest income increased $3,702,000 in fiscal 1996 over fiscal 1995. This increase was primarily due to an increase in mortgage loan activity of $2,934,000. Commercial finance maintenance fees were up $515,000 in fiscal 1996 from fiscal 1995. The increase in income of these business lines is a continuation of a trend which began in 1994. In 1995, mortgage origination fees were up $4,683,000 and commercial finance fees were up $432,000 over fiscal 1994. Management expects these income streams to continue to grow in 1997.

 Non-Interest Expense

  Total non-interest expense increased $5,675,000 in fiscal 1996 over fiscal 1995. As discussed above, unusual expenses related to merger, conversion, and special SAIF fees totaled $1,036,000. In addition, Premier acquired Premier Bank in a purchase accounting transaction in April of 1995. An estimate of the increase in expense of twelve months in 1996 versus eight months since acquisition in 1995 is $870,000. Salary and commission expense was up $2,591,000 in Premier Lending due to increased volume and the addition of a new origination office and staff. Expenses in Premier Bank were up an estimated $400,000 due to a full year of one new branch and six months of an additional branch.

  Non-interest expenses were up $5,036,000 in fiscal 1995 over fiscal 1994. Salary and commission expense in Premier Lending was up $2,413,000 due primarily to increases in volume. Premier Bank opened a new branch and Premier Lending opened two additional offices in 1995.

 Income Taxes

  Consolidated income taxes decreased in 1996 by $69,000 as compared to 1995. Premier was able to utilize net operating loss ("NOL") carryforwards of $237,000 in Premier Bank and Premier Lending which had been incurred and not utilized in 1994 and 1995. The effective tax rate is higher in 1996 versus 1995 due to the non-deductibility of merger related expenses. A more complete discussion and detailed schedule are contained in Note 10 of the Notes to Consolidated Financial Statements.

RETURN ON EQUITY AND ASSETS

  The following rate of return information for the years indicated is presented below.

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1996     1995      1994
                                                     -------  -------  --------
      Return on assets(1)...........................     .98%     .95%      .20%
      Return on equity(2)...........................   10.92     9.03      1.61
      Cash dividend payout ratio(3).................   96.15     2.76    105.00
      Equity to assets ratio(4).....................    8.99    10.51     12.27

--------
(1) Net income divided by average total assets
(2) Net income divided by average equity
(3) Cash dividends declared divided by net income
(4) Average equity divided by average total assets

  The fluctuation in the cash dividend payout ratio is a fluctuation of several issues. In 1996, a dividend related to 1995 earnings was declared and paid in January 1996. An additional dividend related to 1996 earnings was declared in December 1996 and paid in January 1997. In addition, Premier Bancshares, Inc., which was acquired by Premier in 1996, incurred net losses in 1994 and 1995, and had never paid a common stock dividend.

QUARTERLY FINANCIAL DATA

                              FIRST       SECOND        THIRD       FOURTH
                             QUARTER      QUARTER      QUARTER      QUARTER
                           -----------  -----------  -----------  ------------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...........      $5,693       $5,787       $5,386        $6,150
Interest expense..........       2,706        2,668        2,766         3,141
                           -----------  -----------  -----------  ------------
Net interest income.......       2,987        3,119        2,620         3,009
Provision for loan
 losses...................         129          202          132           135
                           -----------  -----------  -----------  ------------
Net interest income after
 provision for loan
 losses...................       2,858        2,917        2,488         2,874
Noninterest income........       2,557        2,763        2,917         3,618
Noninterest expense.......       4,324        4,776        5,201         5,070
                           -----------  -----------  -----------  ------------
Income before income
 taxes....................       1,091          904          204         1,422
Income tax expense........         325          229           97           418
Minority interest in net
 income...................           3            3            4             2
                           -----------  -----------  -----------  ------------
Net income................ $       763  $       672  $       103  $      1,002
                           ===========  ===========  ===========  ============
Net income per share...... $      0.32  $      0.28  $      0.04  $       0.42
                           ===========  ===========  ===========  ============

  The quarterly information reported on Forms 10-QSB by Premier for the quarters ended March 30, 1996 and June 30, 1996 have been restated above to reflect the business combination of First Alliance Bancorp, Inc. (predecessor to Premier) with Premier Bancshares, Inc. which was consummated on August 31, 1996. The business combination was accounted for as a pooling of interests. There were no other changes from previously reported amounts.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1996

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                  -------------
INDEPENDENT AUDITOR'S REPORT ON THE FINANCIAL STATEMENTS.........      F-1
FINANCIAL STATEMENTS
Consolidated balance sheets......................................      F-2
Consolidated statements of income................................      F-3
Consolidated statements of stockholders' equity..................      F-4
Consolidated statements of cash flows............................  F-5 and F-6
Notes to consolidated financial statements....................... F-7 and F-27
INDEPENDENT AUDITOR'S REPORT ON THE SUPPLEMENTARY INFORMATION....     F-28
SUPPLEMENTARY INFORMATION
Consolidating balance sheet...................................... F-30 and F-31
Consolidating statement of income................................ F-32 and F-35
Note to consolidating financial statements.......................     F-36

           INDEPENDENT AUDITOR'S REPORT ON THE FINANCIAL STATEMENTS

To the Board of Directors Premier Bancshares, Inc. and Subsidiaries Atlanta, Georgia

  We have audited the accompanying consolidated balance sheets of Premier Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Atlanta, Georgia January 31, 1997

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                         1996          1995
                                                     ------------  ------------
                       ASSETS
Cash and due from banks............................. $ 11,633,707  $  9,545,638
Interest-bearing deposits in banks..................    1,447,173     9,947,819
Federal funds sold..................................   21,680,000     2,530,000
Securities available-for-sale.......................   35,153,641    45,796,237
Loans held for sale.................................   24,408,287    25,912,226
Loans...............................................  186,856,184   132,873,733
Less allowance for loan losses......................    2,404,189     1,801,917
                                                     ------------  ------------
    Loans, net......................................  184,451,995   131,071,816
Premises and equipment..............................    6,634,633     5,644,655
Other real estate owned.............................      603,489       313,117
Goodwill and other intangibles......................    2,276,728     2,686,233
Other assets........................................    5,868,826     4,077,242
                                                     ------------  ------------
    Total assets.................................... $294,158,479  $237,524,983
                                                     ============  ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand........................ $ 30,184,254  $ 29,295,271
  Interest-bearing demand...........................   57,562,280    40,938,564
  Savings...........................................    8,302,341     9,049,907
  Time, $100,000 and over...........................   35,103,940    31,003,923
  Other time........................................  105,580,365    68,165,694
                                                     ------------  ------------
    Total deposits..................................  236,733,180   178,453,359
Securities sold under repurchase agreements.........    8,443,316     1,308,634
Federal Home Loan Bank advances.....................    4,625,000    11,125,000
Other borrowings....................................   17,152,230    19,428,642
Other liabilities...................................    3,916,085     3,762,705
                                                     ------------  ------------
    Total liabilities...............................  270,869,811   214,078,340
                                                     ------------  ------------
Minority interest in subsidiary.....................       13,618        16,754
                                                     ------------  ------------
Commitments and contingent liabilities
Stockholders' equity
  Common stock, par value $1 at December 31, 1996;
   and $5 at December 31, 1995; 20,000,000 shares
   authorized; 2,353,779 and 2,351,529 issued and
   outstanding, respectively........................    2,353,779    11,757,645
  Capital surplus...................................   20,449,502    11,023,136
  Retained earnings.................................      640,485       542,730
  Unrealized gains (losses) on securities available-
   for-sale, net of tax.............................     (168,716)      106,378
                                                     ------------  ------------
    Total stockholders' equity......................   23,275,050    23,429,889
                                                     ------------  ------------
    Total liabilities and stockholders' equity...... $294,158,479  $237,524,983
                                                     ============  ============


                See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                            1996         1995         1994
                                        ------------ ------------  -----------
INTEREST INCOME
  Loans................................ $ 19,759,157 $ 13,886,775  $ 8,742,677
  Taxable securities...................    2,264,378    2,723,768    1,731,311
  Nontaxable securities................       20,237       11,261       11,265
  Deposits in banks....................      380,551      119,049       17,616
  Other short-term investments.........      591,458      559,739      450,891
                                        ------------ ------------  -----------
    Total interest income..............   23,015,781   17,300,592   10,953,760
                                        ------------ ------------  -----------
INTEREST EXPENSE
  Deposits.............................    8,666,641    6,064,829    3,772,280
  Other borrowings.....................    2,614,820    2,216,141      338,991
                                        ------------ ------------  -----------
    Total interest expense.............   11,281,461    8,280,970    4,111,271
                                        ------------ ------------  -----------
    Net interest income................   11,734,320    9,019,622    6,842,489
PROVISION FOR LOAN LOSSES..............      598,398      337,659      285,000
                                        ------------ ------------  -----------
    Net interest income after provision
     for loan losses...................   11,135,922    8,681,963    6,557,489
                                        ------------ ------------  -----------
OTHER INCOME
  Service charges on deposit accounts..      960,395      877,318      909,660
  Other service charges and fees.......    1,375,896      892,834      450,957
  Gain on mortgage loans held for
   sale................................    4,720,267    2,327,916       99,969
  Gain on sale of SBA loans............      279,061          --           --
  Mortgage loan fees...................    4,180,748    3,638,835    1,183,601
  Net realized gains (losses) on
   securities available-for-sale.......      135,295       52,841      (28,568)
  Net realized losses on securities
   held-to-maturity....................          --       (30,778)         --
  Other operating income...............      203,573      393,964      346,496
                                        ------------ ------------  -----------
    Total other income.................   11,855,235    8,152,930    2,962,115
                                        ------------ ------------  -----------
OTHER EXPENSES
  Salaries and employee benefits....... $ 11,870,099 $  8,183,327  $ 4,985,065
  Equipment expenses...................    1,110,368      681,966      568,654
  Occupancy expenses...................    1,297,448      958,622      607,859
  Advertising expenses.................      249,054      166,186      191,132
  Telephone expenses...................      353,892      190,316      159,672
  Merger related expenses..............      498,556       21,511          --
  Stationery and supplies..............      433,049      293,040      268,934
  Legal expenses.......................      202,243      254,915      168,802
  Director expenses....................      307,584      249,247      150,349
  Deposit insurance....................      327,708      212,447      247,874
  Collection expenses..................       91,886      144,763      146,073
  Goodwill amortization expense........      190,813      149,197          --
  Other operating expenses.............    2,438,357    2,190,127    1,165,461
                                        ------------ ------------  -----------
    Total other expenses...............   19,371,057   13,695,664    8,659,875
                                        ------------ ------------  -----------
    Income before income taxes and
     minority interest in net income of
     subsidiary........................    3,620,100    3,139,229      859,729
Income tax expense.....................    1,068,534    1,137,571      568,581
                                        ------------ ------------  -----------
    Net income before minority interest
     in net income of subsidiary.......    2,551,566    2,001,658      291,148
Minority interest in net income of
 subsidiary............................       11,850       12,709          --
                                        ------------ ------------  -----------
    Net income......................... $  2,539,716 $  1,988,949  $   291,148
                                        ============ ============  ===========
Net income per share of common stock... $       1.06 $       0.87  $      0.15
                                        ============ ============  ===========
Weighted average shares outstanding....    2,385,397    2,290,922    1,977,541
                                        ============ ============  ===========

                See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                           UNREALIZED GAINS
                             COMMON STOCK                    RETAINED         (LOSSES) ON          TOTAL
                         ---------------------    CAPITAL    EARNINGS    SECURITIES AVAILABLE- STOCKHOLDERS'
                          SHARES    PAR VALUE     SURPLUS    (DEFICIT)   FOR-SALE, NET OF TAX     EQUITY
                         --------- -----------  ----------- -----------  --------------------- -------------
BALANCE, DECEMBER 31,
 1993................... 1,956,962 $ 9,784,810  $ 8,489,317 $  (414,329)      $       --       $ 17,859,798
  Net income............       --          --           --      291,148               --            291,148
  Cash dividends
   declared.............       --          --           --     (305,758)              --           (305,758)
  Stock issued..........    33,588     167,940      207,072         --                --            375,012
  Net change in
   unrealized gains
   (losses) on
   securities available-
   for-sale, net of
   tax..................       --          --           --       50,483          (716,247)         (665,764)
                         --------- -----------  ----------- -----------       -----------      ------------
BALANCE, DECEMBER 31,
 1994................... 1,990,550   9,952,750    8,696,389    (378,456)         (716,247)       17,554,436
  Net income............       --          --           --    1,988,949               --          1,988,949
  5% stock dividend.....    76,206     381,030      628,699  (1,012,822)              --             (3,093)
  Stock issued..........   284,773   1,423,865    1,698,048         --                --          3,121,913
  Cash dividends
   declared.............       --          --           --      (54,941)              --            (54,941)
  Net change in
   unrealized gains
   (losses) on
   securities available-
   for-sale, net of
   tax..................       --          --           --          --            822,625           822,625
                         --------- -----------  ----------- -----------       -----------      ------------
BALANCE, DECEMBER 31,
 1995................... 2,351,529  11,757,645   11,023,136     542,730           106,378        23,429,889
  Net income............       --          --           --    2,539,716               --          2,539,716
  Stock options
   exercised............     2,250       2,250       20,250         --                --             22,500
  Cash dividends
   declared.............       --          --           --   (2,441,961)              --         (2,441,961)
  Recapitalization......       --   (9,406,116)   9,406,116         --                --                --
  Net change in
   unrealized gains
   (losses) on
   securities available-
   for-sale, net of
   tax..................       --          --           --          --           (275,094)         (275,094)
                         --------- -----------  ----------- -----------       -----------      ------------
BALANCE, DECEMBER 31,
 1996................... 2,353,779 $ 2,353,779  $20,449,502 $   640,485       $ (168,716)       $23,275,050
                         ========= ===========  =========== ===========       ===========      ============


                See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                          1996          1995          1994
                                      ------------  ------------  ------------
OPERATING ACTIVITIES
  Net income before minority interest
   in net income of subsidiary....... $  2,551,566  $  2,001,658  $    291,148
  Adjustments to reconcile net income
   to net cash provided by (used in)
   operating activities:
    Depreciation.....................      798,761       522,115       484,319
    Amortization of intangibles......      190,813       149,197           --
    Provision for loan losses........      598,398       337,659       285,000
    Deferred income taxes............       11,752       107,200      (241,862)
    Net (increase) decrease in loans
     held for sale...................    1,672,026   (12,958,178)     (679,265)
    Net realized (gains) losses on
     securities available-for-sale...     (135,295)      (52,841)       28,568
    Net realized losses on securities
     held-to-maturity................          --         30,778           --
    (Increase) decrease in interest
     receivable......................     (111,054)     (552,809)       23,742
    Increase (decrease) in interest
     payable.........................      180,059       231,394        (4,658)
    Other operating activities.......   (2,891,833)    1,738,549     1,280,934
                                      ------------  ------------  ------------
      Net cash provided by (used in)
       operating activities..........    2,865,193    (8,445,278)    1,467,926
                                      ------------  ------------  ------------
INVESTING ACTIVITIES
  Purchases of securities available-
   for-sale..........................  (10,985,469)  (22,918,884)   (5,794,542)
  Proceeds from sales of securities
   available-for-sale................   11,534,120     8,831,030     2,702,013
  Proceeds from maturities of securi-
   ties available-for-sale...........    9,798,510     3,578,536       429,038
  Purchases of securities held-to-ma-
   turity............................          --     (6,590,781)   (9,302,235)
  Proceeds from sales of securities
   held-to-maturity..................          --      4,560,718           --
  Proceeds from maturities of securi-
   ties held-to-maturity.............          --      2,817,235     4,823,195
  Net (increase) decrease in Federal
   funds sold........................  (19,150,000)   16,580,000    (8,230,000)
  Net (increase) decrease in inter-
   est-bearing deposits in banks.....    8,500,646    (9,931,730)      (16,089)
  Net (increase) decrease in loans...  (54,207,952)  (13,452,625)    2,146,808
  Purchase of premises and equip-
   ment..............................   (1,788,739)     (788,429)     (349,537)
  Net cash acquired in business com-
   binations.........................          --        678,430           --
  Investment in subsidiary...........          --     (5,894,871)          --
                                      ------------  ------------  ------------
      Net cash used in investing ac-
       tivities......................  (56,298,884)  (22,531,371)  (13,591,349)
                                      ------------  ------------  ------------

                See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                           1996          1995         1994
                                        -----------  ------------  -----------
FINANCING ACTIVITIES
  Net increase in deposits............. $58,279,821  $ 29,256,260  $   843,283
  Net increase in repurchase agree-
   ments...............................   7,134,682     1,308,634            0
  Net increase (decrease) in other
   borrowings..........................  (2,276,412)    3,025,506   10,029,263
  Net decrease in Federal Home Loan
   Bank advances.......................  (6,500,000)   (2,059,990)           0
  Dividends paid.......................  (1,123,845)      (58,034)    (305,758)
  Dividends paid to minority sharehold-
   er..................................     (14,986)          --           --
  Proceeds from exercise of stock op-
   tions...............................      22,500           --           --
  Proceeds from common stock issued....         --      3,121,913      375,012
                                        -----------  ------------  -----------
    Net cash provided by financing ac-
     tivities..........................  55,521,760    34,594,289   10,941,800
                                        -----------  ------------  -----------
  Net increase (decrease) in cash and
   due from banks......................   2,088,069     3,617,640   (1,181,623)
  Cash and due from banks at beginning
   of year.............................   9,545,638     5,927,998    7,109,621
                                        -----------  ------------  -----------
  Cash and due from banks at end of
   year................................ $11,633,707  $  9,545,638  $ 5,927,998
                                        ===========  ============  ===========
SUPPLEMENTAL DISCLOSURES
  Cash paid for:
    Interest........................... $11,101,402  $  8,049,576  $ 4,115,929
    Income taxes....................... $ 1,257,556  $  1,272,504  $    98,322
BUSINESS COMBINATION
  Net cash acquired....................              $    678,430
                                                     ============
  Securities available-for-sale........              $  1,563,926
  Loans held for sale..................                 7,829,133
  Loan.................................                37,517,520
  Premises and equipment...............                 1,401,710
  Other assets.........................                 1,240,845
  Goodwill.............................                 2,547,828
  Deposits.............................               (31,031,023)
  Advances from Federal Home Loan
   Bank................................               (13,184,990)
  Subordinated debentures..............                (1,974,394)
  Other liabilities....................                  (694,114)
                                                     ------------
  Net assets acquired, net of cash and
   due from banks of $678,430..........              $  5,216,441
                                                     ============
NONCASH TRANSACTIONS
  Unrealized (gains) losses on securi-
   ties available-for-sale............. $   430,730  $ (1,263,607) $ 1,085,220
  Principal balances of loans trans-
   ferred to other real estate......... $   435,816  $    657,190  $   309,572

                See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

  Premier Bancshares, Inc., (the "Company" and formerly First Alliance/Premier Bancshares, Inc.) is a bank and thrift holding company whose business is conducted by its wholly-owned subsidiaries, First Alliance Bank (the "Bank") located in Marietta, Georgia, Premier Bank (the "Thrift") located in Acworth, Georgia, Premier Lending Corporation ("Lending") located in Atlanta, Georgia and Interim Alliance Corporation d/b/a Alliance Finance located in Smyrna, Georgia, an 80% owned subsidiary.

  The Company is not engaged in any substantial business other than the normal financial services provided by its subsidiaries. However, the Company incurs operating expenses in connection with evaluating and pursuing potential business acquisitions.

  First Alliance Bank is a commercial bank with operations in Marietta and Kennesaw, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County and surrounding counties.

  Premier Bank was acquired by the Company during 1995 in a business combination accounted for as a purchase. The Thrift provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County and surrounding counties.

  Premier Lending Corporation, Inc. originates, processes, funds and sells residential mortgage loans, construction loans and commercial finance loans primarily in the metropolitan Atlanta area. The majority of the mortgage loans are sold to independent third party investors with servicing released and a significant portion of the construction and commercial finance loans are participated to affiliated and non-affiliated financial institutions.

  Alliance Finance provides lending and financing services to consumer and business enterprises. The Finance Company's primary activities consist of origination of consumer loans including mortgage loans, retail sales financing and related insurance products.

NAME CHANGE

  In January 1997, the Company changed its name from First Alliance/Premier Bancshares, Inc. to Premier Bancshares, Inc.

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

  The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

  Cash on hand, cash items in process of collection and amounts due from banks are included in cash and due from banks.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  The Company and its subsidiaries maintain amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES

  Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Marketable equity securities are carried at fair value with net unrealized gains and losses included in stockholders' equity. Other equity securities without a readily determinable fair value are carried at cost.

  Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

LOANS HELD FOR SALE

  Loans held for sale include primarily mortgage loans which are carried at the lower of aggregate cost or fair value. The determination of fair value includes consideration of outstanding commitments from investors, related origination fees and costs, and commitment fees paid. Gains and losses are recognized at settlement dates and are determined by the difference between the selling price and the carrying value of the loans sold. The Company sells all mortgage loans on a servicing released basis. The Company's practice is to originate mortgage loans subject to existing purchase commitments from third party investors.

LOANS

  Loans are carried at their principal amounts outstanding less unearned income, net deferred loan fees and costs and the allowance for loan losses. Interest income on most loans is credited to income based on the principal amount outstanding. Interest on other loans is recognized on the sum-of-the-months method, the results of which are not materially different from generally accepted accounting principles.

  Loan origination fees and certain direct costs incurred in originating most loans are deferred and recognized as income over the life of the loan. Fees and costs incurred in origination of other loans are recognized at the time the loan is recorded. The results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.

  The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

  Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

INCOME TAXES

  Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

  Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

  The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

NET INCOME PER COMMON SHARE

  Net income per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist of stock options and warrants.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 2. SECURITIES

  The amortized cost and fair value of securities are summarized as follows:

                                              GROSS      GROSS
                                AMORTIZED   UNREALIZED UNREALIZED      FAIR
                                   COST       GAINS      LOSSES       VALUE
                               ------------ ---------- ----------  ------------
SECURITIES AVAILABLE FOR SALE
  December 31, 1996:
    U. S. Government and
     agency securities........ $ 19,592,588 $  38,756  $  (53,968) $ 19,577,376
    State and municipal secu-
     rities...................      101,145     3,546         --        104,691
    Mortgage backed securi-
     ties.....................   13,909,362    39,378    (256,642)   13,692,098
    Equity securities.........    1,834,545       --      (55,069)    1,779,476
                               ------------ ---------  ----------  ------------
                               $ 35,437,640 $  81,680  $ (365,679) $ 35,153,641
                               ============ =========  ==========  ============
  December 31, 1995:
    U. S. Government and
     agency securities........ $ 22,226,156 $ 238,490  $ (151,542) $ 22,313,104
    State and municipal secu-
     rities...................      291,803    12,038         --        303,841
    Mortgage backed securi-
     ties.....................   21,691,002   260,327    (184,535)   21,766,794
    Equity securities.........    1,440,545       --      (28,047)    1,412,498
                               ------------ ---------  ----------  ------------
                               $ 45,649,506 $ 510,855  $ (364,124) $ 45,796,237
                               ============ =========  ==========  ============

  The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                                             SECURITIES
                                                      -------------------------
                                                       AMORTIZED       FAIR
                                                          COST        VALUE
                                                      ------------ ------------
   Due from one year to five years................... $ 17,288,569 $ 17,280,585
   Due from five to ten years........................    2,026,196    2,018,440
   Due after ten years...............................      378,968      383,042
   Mortgage backed securities........................   13,909,362   13,692,098
   Equity securities.................................    1,834,545    1,779,476
                                                      ------------ ------------
                                                      $ 35,437,640 $ 35,153,641
                                                      ============ ============

  Securities with a carrying value of approximately $31,452,000 and $38,224,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

  Gains and losses on sales of securities consist of the following:

                              HELD TO MATURITY      AVAILABLE FOR SALE
                              ---------------- -------------------------------
                                    1995         1996       1995       1994
                              ---------------- ---------  ---------  ---------
   Gross gains..............     $     725     $ 148,325  $ 130,926  $   1,431
   Gross losses.............       (31,503)      (13,030)   (78,085)   (29,999)
                                 ---------     ---------  ---------  ---------
   Net realized gains (loss-
    es).....................     $ (30,778)    $ 135,295  $  52,841  $ (28,568)
                                 =========     =========  =========  =========

  The Company sold during the third quarter of 1995 securities classified as held-to-maturity, with a carrying amount of $4,560,718, recognizing a net loss of $30,778, in response to changes in the bond market and

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES management's evaluation of the securities portfolio. The circumstances leading to the sale of these securities were identified as an isolated instance based on prudent business decisions. On December 15, 1995, the Company transferred its remaining held-to-maturity portfolio totaling $20,103,806 to available-for-sale, resulting in a net unrealized loss of $23,815 which was included in stockholders' equity at $15,718 net of related taxes of $8,097.

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

  The composition of loans is summarized as follows:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1995
                                                     ------------  ------------
Commercial and financial............................ $ 28,599,233  $ 22,182,076
Real estate--construction...........................   67,410,541    37,157,871
Real estate--mortgage                                  73,272,062    58,463,177
Consumer............................................   17,991,335    14,776,676
Other...............................................       81,094       912,432
                                                     ------------  ------------
                                                      187,354,265   133,492,232
Unearned income.....................................     (520,446)     (447,306)
Net deferred loan (fees) costs......................       22,365      (171,193)
Allowance for loan losses...........................   (2,404,189)   (1,801,917)
                                                     ------------  ------------
Loans, net.......................................... $184,451,995  $131,071,816
                                                     ============  ============

  Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                1996        1995        1994
                                             ----------  ----------  ----------
BALANCE, BEGINNING OF YEAR.................. $1,801,917  $1,301,582  $1,581,532
  Allowance acquired in acquisitions........        --      294,309         --
  Provision for loan losses.................    598,398     337,659     285,000
  Loans charged off.........................   (152,326)   (389,570)   (735,324)
  Recoveries................................    156,200     257,937     170,374
                                             ----------  ----------  ----------
BALANCE, END OF YEAR........................ $2,404,189  $1,801,917  $1,301,582
                                             ==========  ==========  ==========

  The total recorded investment in impaired loans was $1,223,510 and $268,463 at December 31, 1996 and 1995, respectively. None of these loans had a specific allowance for loan losses at December 31, 1996 and 1995 determined in accordance with generally accepted accounting principles. The average recorded investment in impaired loans for 1996 and 1995 was $1,038,284 and $692,500, respectively. Interest income on impaired loans of $14,085 and $10,155 was recognized for cash payments received for the years ended 1996 and 1995, respectively.

  The Company has granted loans to certain related parties including directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1996 are as follows:

   BALANCE, BEGINNING OF YEAR....................................... $1,410,900
     Advances.......................................................    223,601
     Repayments.....................................................   (407,081)
                                                                     ----------
   BALANCE, END OF YEAR............................................. $1,227,420
                                                                     ==========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 4. PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
   Land............................................... $ 1,132,414  $ 1,132,414
   Buildings..........................................   3,607,228    3,469,036
   Equipment..........................................   5,835,742    4,471,926
                                                       -----------  -----------
                                                        10,575,384    9,073,376
   Accumulated depreciation...........................  (3,940,751)  (3,428,721)
                                                       -----------  -----------
                                                       $ 6,634,633  $ 5,644,655
                                                       ===========  ===========

NOTE 5. OTHER BORROWINGS

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

  The balance of securities sold under repurchase agreements was $8,443,316 and $1,308,634 at December 31, 1996 and 1995, respectively.

SUBORDINATED DEBENTURES

  Subordinated debt of Alliance Finance and Premier Lending consists of fixed rate debentures which are payable on demand or mature at twelve, twenty-four or thirty-six months after date of issue. The debentures have various principal amounts and interest is payable monthly. The Company may repay the debentures for a price equal to 100% of the principal plus any unpaid interest to date of redemption without penalty. A summary of the outstanding debentures by interest rate and maturity are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
   7.50% due on demand................................... $4,236,971 $      --
   7.50% due in 1997.....................................     70,000        --
   7.50% due February 20, 1999...........................     70,000        --
   8.00% due on demand...................................  1,327,000  1,194,000
   8.00% due in 1998.....................................     35,000     35,000
   8.50% due on demand...................................     90,000        --
   10.0% due on demand...................................     25,000     25,000
                                                          ---------- ----------
                                                          $5,853,971 $1,254,000
                                                          ========== ==========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  Lines of credit at December 31, 1996 and 1995 consisted of:

                                                            1996       1995
                                                         ---------- -----------
Revolving line of credit of $4,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31, 1996) due on October
 31, 1997. Line is secured by all commercial finance
 notes receivable, all stock of the Company's subsidi-
 aries and guaranteed by the Company...................  $2,320,000 $       --
Revolving line of credit of $4,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31, 1996), due October
 31, 1997. Line is secured by all stock of the
 Company's subsidiaries and guaranteed by the Company..   3,675,000         --
Revolving line of credit of $3,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31, 1996), due October
 31, 1997. Line is secured by accounts receivable of
 Alliance Finance, all stock of the Company's subsidi-
 aries and guaranteed by the Company...................     475,000         --
Treasury, tax and loan note option account with the
 Federal Reserve Bank of Atlanta, due on demand, bear-
 ing interest at 5.148% at December 31, 1996, collater-
 alized by securities..................................     828,259         --
Line of credit of $505,000 with a nonaffiliated insti-
 tution, bearing interest at prime plus 1% (9.25% at
 December 31, 1995), matured on August 14, 1996........         --      505,000
Revolving warehouse line of credit of $30,000,000 with
 a nonaffiliated institution, bearing interest at an
 annual rate varying from published rates on high-
 graded unsecured commercial paper plus 1.75% to plus
 3%, matured October 21, 1995..........................  $      --  $13,584,642
Revolving line of credit of $3,000,000 with a
 nonaffiliated institution, bearing interest at prime
 (8.50% at December 31, 1995) matured February 15,
 1996..................................................         --    1,085,000
                                                         ---------- -----------
                                                         $7,298,259 $15,174,642
                                                         ========== ===========

  Long-term debt at December 31, 1996 and 1995 consisted of:

                                                            1996       1995
                                                         ---------- -----------
Note payable in the amount of $4,000,000, due in eight
 annual instalments of $500,000 beginning April 1, 1999
 with interest due quarterly at prime less .50% (7.75%
 at December 31, 1996), due April 1, 2006. Note payable
 is secured by all stock of the Company's subsidiaries
 and guaranteed by the Company.........................  $4,000,000 $       --
Note payable in the amount of $3,000,000, due in annual
 instalments of $300,000 with interest due quarterly at
 prime plus 1% (9.25% at December 31, 1995) to October
 28, 2006 collateralized by 320,000 shares of common
 stock of Premier Bank.................................         --    3,000,000
                                                         ---------- -----------
                                                         $4,000,000 $ 3,000,000
                                                         ========== ===========

  In connection with the long-term debt, the Company has agreed, among other covenants, to during the term of the loan: (1) maintain earnings at a level equal to or above .60 percent of average assets; (2) maintain reserves for possible loan losses at a level of not less than 1% of total gross loans, excluding residential first mortgage loans on owner-occupied single family dwellings, of the Banks; (3) maintain in aggregate a total risk based capital ratio of no less than 10.0% and Tier 1 capital to average total assets of no less than 6.0%; and (4) not permit its capital to be less than $20,000,000.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  Aggregate maturities required on long-term debt at December 31, 1996 were as follows:

1999................................................................ $   500,000
2000................................................................     500,000
2001................................................................     500,000
Thereafter..........................................................   2,500,000
                                                                     -----------
                                                                     $ 4,000,000
                                                                     ===========

NOTE 6. FEDERAL HOME LOAN BANK ADVANCES

  Federal Home Loan Bank advances consisted of the following at December 31, 1996 and 1995:

                                                           1996         1995
                                                        ----------- ------------
Advance from the Federal Home Loan Bank with interest
 at 6.79%, due on August 1, 2001. Interest is payable
 monthly..............................................  $ 1,000,000 $        --
Advance from the Federal Home Loan Bank with interest
 at 6.99%, due on September 15, 1997. Interest is pay-
 able monthly.........................................    1,000,000    1,000,000
Advance from the Federal Home Loan Bank with interest
 at 8.27%, due on December 8, 1997. Interest is pay-
 able monthly.........................................    1,750,000    1,750,000
Advance from the Federal Home Loan Bank with interest
 at 8.41%, due on December 8, 1999. Interest is pay-
 able monthly.........................................      875,000      875,000
Advance from the Federal Home Loan Bank with interest
 at the one month LIBOR rate plus 20 basis points
 (6.17% at December 31, 1995), due on
 May 31, 2005.........................................          --     5,000,000
Advance from the Federal Home Loan Bank with interest
 based on the Federal Home Loan Bank's cost of funds
 plus .25% (5.85% at December 31, 1995), matured on
 January 2, 1996......................................          --     1,000,000
Variable rate advances from the Federal Home Loan Bank
 with interest based on the Federal Home Loan Bank's
 cost of funds plus .25% (6.10% December 31, 1995),
 matured on October 12, 1996..........................  $       --  $  1,000,000
Variable rate advances from the Federal Home Loan Bank
 with interest based on the Federal Home Loan Bank's
 cost of funds plus .25% (6.10% at December 31, 1995),
 matured on November 3, 1996..........................          --       500,000
                                                        ----------- ------------
                                                        $ 4,625,000 $ 11,125,000
                                                        =========== ============

  The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgages and pledges of certain securities and the Company's Federal Home Loan Bank stock.

NOTE 7. DEFERRED COMPENSATION PLANS

  First Alliance Bank has three deferred compensation plans providing for the deferral of director fees and certain retirement benefits for the directors.

  The first retirement benefit plan was put in place in January, 1994. The Bank accrues an amount equal to the present value of the estimated benefit to be paid under the plan. The accrual recorded for the years ended December 31, 1996, 1995 and 1994 was $103,994, $89,303 and $50,601, respectively. The plan was terminated effective December 31, 1996 and no additional benefits will be accrued under this plan.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  The Bank's other plans allow the directors to defer up to $500 per month of their monthly director's fees. The first plan covers one current and one former director. Under that plan, the monthly amount deferred is utilized to purchase life insurance on those directors. The Bank's liability under that plan is equal to the cash value of those policies. The second plan is similar to the first except deferred fees are recorded in a liability account monthly plus an interest amount based on the current market rate accrued annually. During 1996, 1995 and 1994, an amount of $38,260, $31,322 and $21,200, respectively, was deferred by the directors and recorded as a liability of the Bank.

  In conjunction with these plans, several universal life insurance policies were purchased by the Bank. The Bank is the owner of the policies which insure the lives of certain directors. These policies may be used by the Bank as funding vehicles for plan obligations. The directors are general creditors of the Bank and have no specific claims on these assets.

NOTE 8. EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

  The Company has a 401(k) retirement plan covering all employees, subject to certain minimum age requirements. Contributions to the plan charged to expense were $73,252, $38,933 and $39,975 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Premier Bank had a defined contribution 401(k) plan covering all full-time employees, subject to certain minimum service requirements. This 401(k) plan was terminated on January 30, 1996 with the individual participants' funds being disbursed on that date. There were no contributions to the plan for the year ended December 31, 1996 and the period from acquisition to December 31, 1995.

INCENTIVE STOCK OPTION PLANS

  The Company has an Employee Incentive Stock Option Plan. Under the Plan, the Company can grant to key personnel options to purchase an aggregate of 150,000 shares of the Company's common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant.

  The Company also has an employee and a director stock option plan whereby 40,000 and 32,500 shares, respectively, of common stock have been reserved for stock options. Under the employee plan, the Company can grant to key personnel options to purchase common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  Under the director plan, each eligible director who attends at least 75% of the meetings of the Company's Board and related committee meetings shall receive an option to purchase 500 shares annually of common stock. The options expire ten years from the date of grant. All options granted were exercisable at December 31, 1996. Other pertinent information related to the options is as follows:

                                              DECEMBER 31,
                           ----------------------------------------------------
                                 1996              1995              1994
                           ----------------- ----------------- ----------------
                                   WEIGHTED-         WEIGHTED-        WEIGHTED-
                                    AVERAGE           AVERAGE          AVERAGE
                                   EXERCISE          EXERCISE         EXERCISE
                           NUMBER    PRICE   NUMBER    PRICE   NUMBER   PRICE
                           ------  --------- ------  --------- ------ ---------
Under option, beginning
 of year.................  69,000   $10.33   32,500   $10.00   25,500  $10.00
  Granted................  10,000    16.00   41,000    10.55    7,000   10.00
  Exercised..............  (2,250)   10.00      --       --       --      --
  Expired................    (500)   10.00   (4,500)   10.00      --      --
                           ------            ------            ------
Under option and exercis-
 able, end of year.......  76,250    11.08   69,000    10.33   32,500   10.00
                           ======            ======            ======

                                                                    WEIGHTED-
                                                                     AVERAGE
                                                         WEIGHTED-  REMAINING
                                                          AVERAGE  CONTRACTUAL
                                                         EXERCISE    LIFE IN
                                           NUMBER PRICE    PRICE      YEARS
                                           ------ ------ --------- -----------
Options Outstanding and Exercisable, End
 of Year.................................. 61,250 $10.00  $10.00       7.0
                                            5,000  14.50   14.50       8.0
                                           10,000  16.00   16.00      10.0
                                           ------
                                           76,250
                                           ======

  As permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1996 and 1995. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                 DECEMBER 31,
                                  ---------------------------------------------
                                          1996                   1995
                                  ---------------------- ----------------------
                                              NET INCOME             NET INCOME
                                  NET INCOME  PER SHARE  NET INCOME  PER SHARE
                                  ----------  ---------- ----------  ----------
As reported.....................  $2,539,716    $1.06    $1,988,949    $0.87
Stock based compensation, net of
 related tax effect.............     (25,782)   (0.01)      (69,691)   (0.03)
                                  ----------    -----    ----------    -----
As adjusted.....................  $2,513,934    $1.05    $1,919,258    $0.84
                                  ==========    =====    ==========    =====

  The fair value of the options granted during the year was based upon the discounted value of future cash flows of the options using the following assumptions:

Risk free interest rate............................................       6.45%
Expected life of the options....................................... 7-10 Years
Expected dividends (as a percent of the fair value of the stock)...       2.68%
Volatility.........................................................       9.80%

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 9. SEGMENT REPORTING

  The Company's operations include two primary business segments: banking and mortgage banking activities. The Company, primarily through its subsidiary banks, offers banking services including a full range of commercial and corporate banking services. Mortgage banking activities are provided by Lending and include the origination of residential mortgage loans for sale to various investors and origination of construction and commercial finance loans for participation with other financial institutions.

                                               INDUSTRY SEGMENTS
                         ----------------------------------------------------------------
   FOR THE YEAR ENDED      HOLDING      BANKING     MORTGAGE
   DECEMBER 31, 1996       COMPANY    SUBSIDIARIES   BANKING   ELIMINATIONS  CONSOLIDATED
   ------------------    -----------  ------------ ----------- ------------  ------------
Revenues from unaffili-
 ated customers......... $       --   $ 23,201,562 $11,669,454 $        --   $ 34,871,016
Revenues from affili-
 ates...................   3,164,034       236,953         --    (3,400,987)          --
                         -----------  ------------ ----------- ------------  ------------
  Total revenue......... $ 3,164,034  $ 23,438,515 $11,669,454 $ (3,400,987) $ 34,871,016
                         ===========  ============ =========== ============  ============
Income from continuing
 operations before in-
 come taxes............. $ 2,101,909  $  4,060,370 $   598,302 $ (3,140,481) $  3,620,100
                         ===========  ============ =========== ============  ============
Identifiable assets at
 December 31, 1996...... $28,690,340  $286,781,318 $13,052,684 $(34,365,863) $294,158,479
                         ===========  ============ =========== ============  ============
Depreciation expense.... $       --   $    606,405 $   192,356               $    798,761
                         ===========  ============ ===========               ============
Premises and equipment
 acquisitions........... $       --   $  1,006,195 $   782,544               $  1,788,739
                         ===========  ============ ===========               ============
                                               INDUSTRY SEGMENTS
                         ----------------------------------------------------------------
   FOR THE YEAR ENDED      HOLDING      BANKING     MORTGAGE
   DECEMBER 31, 1995       COMPANY    SUBSIDIARIES   BANKING   ELIMINATIONS  CONSOLIDATED
   ------------------    -----------  ------------ ----------- ------------  ------------
Revenues from unaffili-
 ated customers......... $   848,513  $ 17,823,464 $ 6,781,545 $        --   $ 25,453,522
Revenues from affili-
 ates...................     823,052       197,878         --    (1,020,930)          --
                         -----------  ------------ ----------- ------------  ------------
  Total revenue......... $ 1,671,565  $ 18,021,342 $ 6,781,545 $ (1,020,930) $ 25,453,522
                         ===========  ============ =========== ============  ============
Income (loss) from con-
 tinuing operations be-
 fore income taxes...... $   (92,001) $  3,412,496 $   629,454 $   (810,720) $  3,139,229
                         ===========  ============ =========== ============  ============
Identifiable assets at
 December 31, 1995...... $26,648,602  $219,065,627 $21,690,588 $(29,879,834) $237,524,983
                         ===========  ============ =========== ============  ============
Depreciation expense.... $     7,030  $    424,898 $    90,187               $    522,115
                         ===========  ============ ===========               ============
Premises and equipment
 acquisitions........... $       --   $    669,462 $   118,967               $    788,429
                         ===========  ============ ===========               ============

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                                               INDUSTRY SEGMENTS
                         ----------------------------------------------------------------
   FOR THE YEAR ENDED      HOLDING     BANKING     MORTGAGE
   DECEMBER 31, 1994       COMPANY   SUBSIDIARIES   BANKING    ELIMINATIONS  CONSOLIDATED
   ------------------    ----------- ------------ -----------  ------------  ------------
Revenues from unaffili-
 ated customers......... $       --  $ 11,989,288 $ 1,914,958  $        --   $ 13,915,875
Revenues from affili-
 ates...................   1,461,295          --          --     (1,461,295)          --
                         ----------- ------------ -----------  ------------  ------------
  Total revenue......... $ 1,461,295 $ 11,989,288 $ 1,914,958  $ (1,461,295) $ 13,915,875
                         =========== ============ ===========  ============  ============
Income (loss) from con-
 tinuing operations be-
 fore income taxes...... $ 1,272,260 $  2,088,861 $(1,040,097) $ (1,461,295) $    859,729
                         =========== ============ ===========  ============  ============
Identifiable assets at
 December 31, 1994...... $15,173,401 $143,555,410 $ 7,920,414  $(15,123,652) $151,525,573
                         =========== ============ ===========  ============  ============
Depreciation expense.... $    68,506 $    415,813 $       --                 $    484,319
                         =========== ============ ===========                ============
Premises and equipment
 acquisitions........... $   192,121 $    157,416 $       --                 $    349,537
                         =========== ============ ===========                ============

NOTE 10. INCOME TAXES

  Income tax expense consists of the following:

                                                      DECEMBER 31,
                                             --------------------------------
                                                1996        1995      1994
                                             ----------  ---------- ---------
   Current.................................. $1,561,724  $1,030,371 $ 456,810
   Benefit of net operating loss
    carryforward............................   (236,575)        --        --
   Valuation allowance adjustment...........   (268,367)        --    353,633
   Deferred.................................     11,752     107,200  (241,862)
                                             ----------  ---------- ---------
     Income tax expense..................... $1,068,534  $1,137,571 $ 568,581
                                             ==========  ========== =========

  The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                              DECEMBER 31,
                         --------------------------------------------------------
                                1996                1995              1994
                         ------------------- ------------------ -----------------
                           AMOUNT    PERCENT   AMOUNT   PERCENT  AMOUNT   PERCENT
                         ----------  ------- ---------- ------- --------  -------
Income taxes at statu-
 tory rate.............. $1,230,834     34%  $1,067,337    34%  $292,308     34%
  Disallowed merger ex-
   penses...............    142,021      4       36,462     1      6,257      1
  Valuation allowance
   adjustment...........   (268,367)    (7)         --     --    353,633     41
  Alternative minimum
   tax credit...........        --      --          --     --    (37,135)    (4)
  Other items, net......    (35,954)    (1)      33,772     1    (46,482)    (6)
                         ----------    ---   ----------   ---   --------    ---
Income tax expense...... $1,068,534     30%  $1,137,571    36%  $568,581     66%
                         ==========    ===   ==========   ===   ========    ===

  The above reconciliation reflects the inability to utilize the net operating losses generated by the Premier Bancshares, Inc. group prior to the business combination with First Alliance Bancorp, Inc., as discussed in Note 15.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  The components of deferred income taxes are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ----------  ---------
Deferred tax assets:
  Loan loss reserves..................................... $  425,865  $ 209,729
  Deferred compensation..................................    150,896     97,215
  Other real estate......................................     16,038     10,377
  Securities available-for-sale..........................    115,283        --
  Write-down of mutual funds.............................     18,885     18,885
  Net operating loss carryforward........................    585,067    821,642
  Georgia tax credits....................................     72,423     72,423
  Other..................................................     44,824        --
  Valuation allowance....................................   (374,294)  (642,661)
                                                          ----------  ---------
                                                           1,054,987    587,610
                                                          ----------  ---------
Deferred tax liabilities:
  Depreciation and amortization..........................    273,439    273,568
  Deferred loan fees, net of cost........................    141,507     59,119
  Securities available-for-sale..........................        --      49,889
  Cash method accounting on certain receivables..........    144,250    131,030
                                                          ----------  ---------
                                                             559,196    513,606
                                                          ----------  ---------
Net deferred tax assets.................................. $  495,791  $  74,004
                                                          ==========  =========

  At December 31, 1996, the Company has available net operating loss carryforwards of approximately $1,379,000 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2009. Utilization of the net operating loss carryforwards is subject to the separate return limitations and change of ownership rules of the Internal Revenue Code of 1996.

NOTE 11. COMMITMENTS AND CONTINGENT LIABILITIES

  The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The sales price for the loans is set based on market rates at the time the commitment is entered into. The Company generally has ten days after a mortgage loan closes in which to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears the interest rate risk on the loan from the time of the commitment. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.

  The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.

  The Company enters into residential construction and commercial loan commitments in advance of closing to fund loans to its customers at locked-in interest rates in the normal course of business. These instruments, to the extent they are not covered by investor purchase commitments, involve credit and interest rate risk in excess of the amount recognized in the financial statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded mortgage loan commitments, residential construction and commercial loan commitments, commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996        1995
                                                       ----------- -----------
Unfunded mortgage loan commitments.................... $20,000,000 $31,968,000
Residential construction and commercial loan commit-
 ments................................................  27,277,198  18,526,425
Commitments to extend credit..........................  49,987,828  20,387,000
Standby letters of credit.............................     695,742   1,249,532
                                                       ----------- -----------
                                                       $97,960,768 $72,130,957
                                                       =========== ===========

  At December 31, 1996, the Company had agreements with unaffiliated institutions allowing it to sell participations in loans at the Company's option. The unused participation amount was $36,082,936 at December 31, 1996. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's consolidated financial statements.

LEASE OBLIGATIONS:

  The Company leases ten office facilities and certain equipment under noncancelable lease agreements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  The future minimum lease commitments at December 31, 1996 are summarized as follows:

     Years Ending December 31,
       1997......................................................... $  588,336
       1998.........................................................    580,444
       1999.........................................................    411,395
       2000.........................................................    253,157
       2001.........................................................    115,991
                                                                     ----------
                                                                     $1,949,323
                                                                     ==========

  Rental expense for the years ended December 31, 1996, 1995 and 1994 was $723,717, $116,583 and $58,777, respectively.

  The Bank leases the land on which its main office is located for $5,717 per month for five years with renewal options up to forty years. Escalation features include a 5% increase every five years plus an additional amount added which shall be the average yearly amount for the Consumer Price Index
(CPI) for metropolitan Atlanta for the previous five years, not to exceed 8% per year. At any time after the first five years, the Bank may exercise an option to purchase the property for $1,000,000.

  The Company also leases various other equipment under short-term leases.

NOTE 12. CONCENTRATIONS OF CREDIT

  The Company originates primarily commercial, residential, and consumer loans to customers in the metro Atlanta area, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the metro Atlanta area.

  Seventy-five percent (75%) of the Company's loan portfolio is concentrated in loans secured by real estate of which 36% consists of construction loans. A substantial portion of these loans are secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

  The Bank and Thrift, as a matter of policy, do not generally extend credit to any single borrower or group of related borrowers in excess of $3,305,000 and $930,000, respectively.

NOTE 13. REGULATORY MATTERS

  The Bank and Thrift are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1996, approximately $1,300,000 and $45,000, respectively, of retained earnings were available for dividend declaration without supervisory approval.

  The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES practices. The Company and Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Premier Bank must also have core capital equal to 3% of adjusted total assets and tangible capital equal to 1.5% of adjusted total assets. These additional requirements are in accordance with the Office of Thrift Supervision, their primary regulator. Management believes, as of December 31, 1996, the Company and Banks meet all capital adequacy requirements to which they are subject.

  As of December 31, 1996 and 1995, notification from the FDIC categorized First Alliance Bank and Premier Bank as well capitalized and adequately capitalized, respectively, under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' category.

  The Company and Banks' actual capital amounts and ratios are presented in the following table.

                                                                TO BE WELL
                                                FOR CAPITAL  CAPITALIZED UNDER
                                                 ADEQUACY    PROMPT CORRECTIVE
                                   ACTUAL        PURPOSES    ACTION PROVISIONS
                                -------------  ------------- ------------------
                                AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT    RATIO
                                ------- -----  ------- ----- ------------------
                                           (DOLLARS IN THOUSANDS)
As of December 31, 1996
  Total Capital (to Risk
   Weighted Assets):
    Consolidated............... $23,526 10.79% $17,443    8% $   21,804     10%
    First Alliance Bank........ $18,716 14.02% $10,680    8% $   13,350     10%
    Premier Bank............... $ 6,221  8.57% $ 5,807    8% $    7,259     10%
  Tier I Capital (to Risk
   Weighted Assets):
    Consolidated............... $21,122  9.69% $ 8,719    4% $   13,079      6%
    First Alliance Bank........ $17,044 12.74% $ 5,351    4% $    8,027      6%
    Premier Bank............... $ 5,819  8.02% $ 2,902    4% $    4,353      6%
  Tier I Capital (to Average
   Assets):
    Consolidated............... $21,122  7.27% $11,621    4% $   14,527      5%
    First Alliance Bank........ $17,044  8.89% $ 7,669    4% $    9,586      5%
    Premier Bank............... $ 5,819  6.86% $ 3,393    4% $    4,241      5%
  Core Capital
    Premier Bank............... $ 5,819  5.85% $ 2,984    3%
  Tangible Capital
    Premier Bank............... $ 5,819  5.85% $ 1,492  1.5%

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

  The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

SECURITIES AVAILABLE-FOR-SALE:

  Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

LOANS:

  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values. The carrying amount of loans held for sale approximates fair value.

DEPOSITS:

  The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS:

  The fair values of Federal Home Loan Bank advances and other borrowings are estimated using discounted cash flow methods based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of variable-rate other borrowings and securities sold under repurchase agreements approximate the carrying value.

ACCRUED INTEREST:

  The carrying amounts of accrued interest approximate their fair values.

OFF-BALANCE-SHEET INSTRUMENTS:

  Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded or closed. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  The estimated fair values of the Company's financial instruments were as follows:

                                DECEMBER 31, 1996         DECEMBER 31, 1995
                            ------------------------- -------------------------
                              CARRYING       FAIR       CARRYING       FAIR
                               AMOUNT       VALUE        AMOUNT       VALUE
                            ------------ ------------ ------------ ------------
Financial assets:
  Cash, due from banks, in-
   terest-bearing deposits
   in banks and Federal
   funds sold.............. $ 34,760,880 $ 34,760,880 $ 22,023,457 $ 22,023,457
  Securities available-for-
   sale....................   35,153,641   35,153,641   45,796,237   45,796,237
  Loans....................  208,860,282  211,261,541  156,984,042  158,862,597
  Accrued interest receiv-
   able....................    1,742,269    1,742,269    1,631,215    1,631,215
Financial liabilities:
  Deposits................. $236,733,180 $237,523,181 $178,453,359 $178,152,367
  Securities sold under re-
   purchase agreements.....    8,443,316    8,443,316    1,308,634    1,308,634
  Federal Home Loan Bank
   advances................    4,625,000    4,722,254   11,125,000   11,292,000
  Other borrowings.........   17,152,230   17,154,380   19,428,642   20,595,808
  Accrued interest pay-
   able....................    1,062,978    1,062,978      882,918      882,918

NOTE 15. BUSINESS COMBINATIONS

  On February 3, 1997, the Company entered into an Agreement and Plan of Reorganization with Central and Southern Holding Company ("Central and Southern") of Milledgeville, Georgia. Under this agreement, Central and Southern will merge with and into the Company. Upon consummation of the merger, each share of Central and Southern's common stock issued and outstanding will be converted into and exchanged for the right to receive one share of the Company's common stock. Consummation of the merger is subject to certain conditions, including approval of the agreement by the Boards of Directors and the shareholders of both the Company and Central and Southern and approval of the merger by various regulatory agencies.

  On August 31, 1996, First Alliance Bancorp, Inc. effected a business combination with Premier Bancshares, Inc. by exchanging 746,530 shares of its common stock for all the outstanding common and preferred stock of Premier Bancshares, Inc. Premier Bancshares, Inc. is a thrift holding company whose business is conducted by its wholly-owned subsidiaries, Premier Bank and Premier Lending, as discussed in Note 1. Subsequent to the business combination, the combined holding company changed its name to Premier Bancshares, Inc. The combination was accounted for as a pooling of interest and, accordingly, all prior financial statements have been restated to include Premier Bancshares, Inc. The results of operations of the separate companies for the periods prior to the combination are summarized as follows:

                                                          REVENUES   NET INCOME
                                                         ----------- ----------
Eight months ended August 31, 1996
  First Alliance Bancorp, Inc........................... $10,800,000 $1,501,000
  Premier Bancshares, Inc. .............................  11,707,000    115,000
                                                         ----------- ----------
                                                         $22,507,000 $1,616,000
                                                         =========== ==========
Year ended December 31, 1995
  First Alliance Bancorp, Inc........................... $14,244,000 $1,850,000
  Premier Bancshares, Inc. .............................  11,209,000    139,000
                                                         ----------- ----------
                                                         $25,453,000 $1,989,000
                                                         =========== ==========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  On May 1, 1995, Premier Bancshares, Inc. acquired all of the stock of Allatoona Federal Savings Bank for $5,496,458, including expenses related to the merger totaling $339,973. The purchase price was funded through the sale of preferred stock and a loan obtained from a third party financial institution in the amount of $3 million. The excess of the total acquisition cost over the fair value of the net assets acquired of $2,779,772 is being amortized over a period of fifteen years. The acquisition was accounted for as a purchase and the results of operations of Allatoona Federal Savings Banks since the date of acquisition are included in the consolidated financial statements.

  The consolidated statement of income for the year ended December 31, 1995 includes the combined operations of the Company and Allatoona since acquisition. Allatoona's results of operations included are for the period from April 28, 1995 through December 31, 1995. The net loss for the month ended April 28, 1995 was $123,395, as summarized below:

   Interest income.................................................. $ 330,556
   Interest expense.................................................   193,925
                                                                     ---------
     Net interest income............................................   136,631
   Plus noninterest income..........................................   215,090
   Less noninterest expense.........................................   475,116
                                                                     ---------
     Net loss....................................................... $(123,395)
                                                                     =========

  Upon the acquisition of Allatoona, the mortgage operations of Allatoona were combined with the mortgage operations of Premier Lending Corporation. The commercial banking operations continued to operate as Premier Bank.

  On January 31, 1995, First Alliance Bancorp, Inc. acquired Interim Alliance Corporation (d/b/a Alliance Finance) in exchange for 80% of the outstanding common stock owned personally by the President of First Alliance Bancorp, Inc. The price paid for the stock was $28,000, which represents $25,000 for the initial capitalization of the Company plus $3,000 of incidental expenses. The acquisition was accounted for as a purchase.

NOTE 16. COMMON STOCK SPLIT

  On February 24, 1997, the Company declared a 1.8055 stock split for shares of record as of March 6, 1997. The number of shares to effect the stock split times the par value of $1 will be transferred from capital surplus to common stock on March 20, 1997. The net income per share of common stock and common stock equivalents for December 31, 1996, 1995 and 1994 restated is $.59, $.48 and $.08, respectively.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

  The following information presents the condensed balance sheets of Premier Bancshares, Inc. at December 31, 1996 and 1995 and the statements of income and cash flows for the years ended December 31, 1996, 1995 and 1994:

                           CONDENSED BALANCE SHEETS

                                                           1996        1995
                                                        ----------- -----------
ASSETS
  Cash................................................. $ 1,196,494 $   323,428
  Investment in subsidiaries...........................  27,074,523  24,915,754
  Other assets.........................................     419,323   1,409,420
                                                        ----------- -----------
    Total assets....................................... $28,690,340 $26,648,602
                                                        =========== ===========
LIABILITIES
  Other borrowings..................................... $ 4,000,000 $ 3,000,000
  Other liabilities....................................      97,174     218,713
                                                        ----------- -----------
                                                          4,097,174   3,218,713
                                                        ----------- -----------
STOCKHOLDERS' EQUITY...................................  24,593,166  23,429,889
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $28,690,340 $26,648,602
                                                        =========== ===========

                        CONDENSED STATEMENTS OF INCOME

                                               1996        1995        1994
                                            ----------  ----------  ----------
INCOME
  Interest on deposits..................... $   23,553  $   50,713  $      --
  Interest and fees on loans...............        --      424,137     652,652
  Dividends from subsidiaries..............  2,390,263     780,648     409,694
  Other income.............................        --      385,995   1,262,306
                                            ----------  ----------  ----------
                                             2,413,816   1,641,493   2,324,652
                                            ----------  ----------  ----------
EXPENSES
  Salaries and employee benefits...........     55,742     910,896   1,939,227
  Interest.................................    293,673     331,514     333,511
  Merger related expenses..................    468,449         --          --
  Legal and professional...................     42,212      79,672     159,467
  Other expenses...........................    202,049     441,484     711,885
                                            ----------  ----------  ----------
    Total expenses.........................  1,062,125   1,763,566   3,144,090
                                            ----------  ----------  ----------
    Income (loss) before income tax
     benefits and equity in undistributed
     income of subsidiary and minority
     interest in net income of subsidiary..  1,351,691    (122,073)   (819,438)
INCOME TAX BENEFITS........................   (449,657)   (286,992)    (58,985)
                                            ----------  ----------  ----------
    Income (loss) before equity in
     undistributed income of subsidiary and
     minority interest in net income of
     subsidiary............................  1,801,348     164,919    (760,453)
EQUITY IN UNDISTRIBUTED INCOME OF
 SUBSIDIARY................................    750,218   1,836,739   1,051,601
                                            ----------  ----------  ----------
    Income before minority interest in net
     income of subsidiary..................  2,551,566   2,001,658     291,148
MINORITY INTEREST IN NET INCOME OF
 SUBSIDIARY................................     11,850      12,709         --
                                            ----------  ----------  ----------
    Net income............................. $2,539,716  $1,988,949  $  291,148
                                            ==========  ==========  ==========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS

                                            1996         1995         1994
                                         -----------  -----------  -----------
OPERATING ACTIVITIES
  Net income before minority interest in
   net income of subsidiary............. $ 2,551,566  $ 2,001,658  $   291,148
  Adjustments to reconcile net income to
   net cash provided by (used in) oper-
   ating activities:
    Depreciation........................         --         7,030       68,506
    Amortization........................      23,148       22,557       20,585
    Undistributed income of subsidiar-
     ies................................    (750,218)  (1,836,739)  (1,051,601)
    Net increase in loans held for
     sale...............................         --      (456,640)    (679,265)
    Other operating activities..........     833,561      468,816     (220,417)
                                         -----------  -----------  -----------
      Net cash provided by (used in) op-
       erating activities...............   2,658,057      206,682   (1,571,044)
                                         -----------  -----------  -----------
INVESTING ACTIVITIES
  Net increase in loans.................         --    (1,646,888)    (810,759)
  Purchase of premises and equipment....         --           --      (192,121)
  Investment in subsidiaries............  (1,683,646)  (7,739,452)         --
  Proceeds from sale of premises and
   equipment............................         --        19,893          --
                                         -----------  -----------  -----------
      Net cash used in investing activi-
       ties.............................  (1,683,646)  (9,366,447)  (1,002,880)
                                         -----------  -----------  -----------
FINANCING ACTIVITIES
  Net increase in borrowings............   1,000,000    5,438,566      879,263
  Dividends paid........................  (1,123,845)     (58,034)    (305,758)
  Proceeds from exercise of stock op-
   tions................................      22,500          --           --
  Proceeds from common stock issued.....         --     3,121,913      375,012
  Proceeds from redemption of subsidiary
   common stock.........................         --           --     2,000,000
                                         -----------  -----------  -----------
      Net cash provided by (used in) fi-
       nancing activities...............    (101,345)   8,502,445    2,948,517
                                         -----------  -----------  -----------
Net increase (decrease) in cash.........     873,066     (657,320)     374,593
Cash at beginning of year...............     323,428      980,748      606,155
                                         -----------  -----------  -----------
Cash at end of year..................... $ 1,196,494  $   323,428  $   980,748
                                         ===========  ===========  ===========

                         INDEPENDENT AUDITOR'S REPORT
                       ON THE SUPPLEMENTARY INFORMATION

To the Board of Directors
Premier Bancshares, Inc.  and Subsidiaries
Atlanta, Georgia

  Our audits were performed for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating and other supplemental information for the year ended December 31, 1996 is presented for purposes of additional analysis of the basic consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. The consolidating and other supplementary information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Atlanta, Georgia
January 31, 1997

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1996

                                             FIRST
                                            ALLIANCE      PREMIER     ALLIANCE
                                              BANK         BANK       FINANCE
                                          ------------  -----------  ----------
                 ASSETS
Cash and due from banks.................. $  8,881,683  $ 2,758,936  $  176,003
Interest-bearing deposits in banks.......      623,045      824,128         --
Federal funds sold.......................   17,130,000    7,550,000         --
Investment in subsidiaries...............          --           --          --
Securities available-for-sale............   34,275,305      878,257         --
Loans held for sale......................      476,893   23,185,118         --
Loans, net of unearned income............  116,982,516   61,198,654   2,965,297
Less allowance for loan losses...........    1,899,284      402,749      67,796
                                          ------------  -----------  ----------
    Loans, net...........................  115,083,232   60,795,905   2,897,501
Premises and equipment...................    3,798,225    1,557,181     239,364
Other real estate owned..................      300,915          --          --
Goodwill and other intangibles...........       12,090    1,206,535         --
Other assets.............................    3,338,355      757,133      35,514
                                          ------------  -----------  ----------
    Total assets......................... $183,919,743  $99,513,193  $3,348,382
                                          ============  ===========  ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand............. $ 25,289,496  $ 7,583,663  $      --
  Interest-bearing demand................   45,996,020   11,566,260         --
  Savings................................    6,663,668    1,638,673         --
  Time, $100,000 and over................   22,503,522   12,600,418         --
  Other time.............................   53,478,321   52,102,044         --
                                          ------------  -----------  ----------
    Total deposits.......................  153,931,027   85,491,058         --
Securities sold under repurchase agree-
 ments...................................    9,865,374          --          --
Federal Home loan Bank advances..........    1,000,000    3,625,000         --
Other borrowings.........................      828,259    3,000,000   3,246,000
Other liabilities........................    1,351,704      373,227      34,290
                                          ------------  -----------  ----------
    Total liabilities....................  166,976,364   92,489,285   3,280,290
                                          ------------  -----------  ----------
Minority interest in subsidiary..........          --           --          --
                                          ------------  -----------  ----------
Stockholders' equity
  Common stock...........................    1,760,000    2,564,400      12,750
  Capital surplus........................   11,459,609    4,045,431      12,750
  Retained earnings......................    3,891,352      415,211      42,592
  Unrealized loss on securities
   available-for-sale, net of tax........     (167,582)      (1,134)        --
                                          ------------  -----------  ----------
    Total stockholders' equity...........   16,943,379    7,023,908      68,092
                                          ------------  -----------  ----------
    Total liabilities and stockholders'
     equity.............................. $183,919,743  $99,513,193  $3,348,382
                                          ============  ===========  ==========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1996

  PREMIER         PREMIER                 ELIMINATIONS
  LENDING       BANCSHARES,        --------------------------------
   CORP.           INC.               DEBIT            CREDIT          CONSOLIDATED
  -------       -----------        -----------       -----------       ------------
$ 1,309,496     $ 1,196,494        $       --        $ 2,688,905       $ 11,633,707
        --              --                 --                --           1,447,173
  1,422,058             --                 --          4,422,058         21,680,000
        --       27,074,523                --         27,074,523                --
         79             --                 --                --          35,153,641
    746,276             --                 --                --          24,408,287
  5,709,717             --                 --                --         186,856,184
     34,360             --                 --                --           2,404,189
-----------     -----------        -----------       -----------       ------------
  5,675,357             --                 --                --         184,451,995
  1,039,863             --                 --                --           6,634,633
    302,574             --                 --                --             603,489
  1,042,034          16,069                --                --           2,276,728
  1,514,947         403,254                --            180,377          5,868,826
-----------     -----------        -----------       -----------       ------------
$13,052,684     $28,690,340        $       --        $34,365,863       $294,158,479
===========     ===========        ===========       ===========       ============
$       --      $       --         $ 2,688,905       $       --        $ 30,184,254
        --              --                 --                --          57,562,280
        --              --                 --                --           8,302,341
        --              --                 --                --          35,103,940
        --              --                 --                --         105,580,365
-----------     -----------        -----------       -----------       ------------
        --              --           2,688,905               --         236,733,180
        --              --           1,422,058               --           8,443,316
        --              --                 --                --           4,625,000
  9,077,971       4,000,000          3,000,000               --          17,152,230
    935,569       1,401,672            180,377               --           3,916,085
-----------     -----------        -----------       -----------       ------------
 10,013,540       5,401,672          7,291,340               --         270,869,811
-----------     -----------        -----------       -----------       ------------
        --           13,618                --                --              13,618
-----------     -----------        -----------       -----------       ------------
  1,000,000       2,353,779          5,337,150               --           2,353,779
  1,800,253      20,449,502         17,318,043               --          20,449,502
    238,891         640,485          4,588,046               --             640,485
        --         (168,716)               --            168,716           (168,716)
-----------     -----------        -----------       -----------       ------------
  3,039,144      23,275,050         27,243,239           168,716         23,275,050
-----------     -----------        -----------       -----------       ------------
$13,052,684     $28,690,340        $34,534,579       $   168,716       $294,158,479
===========     ===========        ===========       ===========       ============

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                   FIRST
                                                 ALLIANCE    PREMIER   ALLIANCE
                                                   BANK        BANK    FINANCE
                                                ----------- ---------- --------
INTEREST INCOME
  Loans........................................ $11,675,555 $5,745,611 $688,587
  Taxable securities...........................   2,201,948     62,430      --
  Nontaxable securities........................      20,237        --       --
  Deposits in banks............................      36,905    343,646      --
  Other short-term investments.................     545,198     57,937      --
                                                ----------- ---------- --------
    TOTAL INTEREST INCOME......................  14,479,843  6,209,624  688,587
                                                ----------- ---------- --------
INTEREST EXPENSE
  Deposits.....................................   5,495,578  3,171,063      --
  Other borrowings.............................     518,353    306,824  197,377
                                                ----------- ---------- --------
    TOTAL INTEREST EXPENSE.....................   6,013,931  3,477,887  197,377
                                                ----------- ---------- --------
    NET INTEREST INCOME (LOSS).................   8,465,912  2,731,737  491,210
PROVISION FOR POSSIBLE LOAN LOSSES.............     375,000    142,885   20,513
                                                ----------- ---------- --------
    NET INTEREST INCOME (LOSS) AFTER PROVISION
     FOR POSSIBLE LOAN LOSSES..................   8,090,912  2,588,852  470,697
                                                ----------- ---------- --------
NONINTEREST INCOME
  Service charges on deposit accounts..........     783,926    171,316    5,153
  Other service charges and fees...............     417,051    160,697   87,782
  Gain on sale of mortgage loans held-for-
   sale........................................         --         --       --
  Gain on sale of SBA loans....................         --     279,061      --
  Mortgage loan fees...........................      87,679        --       --
  Net realized gains on securities available-
   for-sale....................................     135,295        --       --
  Other operating income.......................      16,232     19,556    2,630
                                                ----------- ---------- --------
    TOTAL NONINTEREST INCOME...................   1,440,183    630,630   95,565
                                                =========== ========== ========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

 PREMIER           PREMIER                    ELIMINATIONS
 LENDING         BANCSHARES,            ----------------------------------
  CORP.             INC.                  DEBIT               CREDIT            CONSOLIDATED
----------       -----------            ----------           --------           ------------
$1,717,683       $      --              $   68,279           $    --            $19,759,157
       --               --                     --                 --              2,264,378
       --               --                     --                 --                 20,237
       --            23,553                 23,553                --                380,551
    25,961              --                  37,638                --                591,458
----------       ----------             ----------           --------           -----------
 1,743,644           23,553                129,470                --             23,015,781
----------       ----------             ----------           --------           -----------
       --               --                     --                 --              8,666,641
 1,428,063          293,673                    --             129,470             2,614,820
----------       ----------             ----------           --------           -----------
 1,428,063          293,673                    --             129,470            11,281,461
----------       ----------             ----------           --------           -----------
   315,581         (270,120)               129,470            129,470            11,734,320
    60,000              --                     --                 --                598,398
----------       ----------             ----------           --------           -----------
   255,581         (270,120)               129,470            129,470            11,135,922
----------       ----------             ----------           --------           -----------
       --               --                     --                 --                960,395
   947,319              --                 236,953                --              1,375,896
 4,720,267              --                     --                 --              4,720,267
       --               --                     --                 --                279,061
 4,093,069              --                     --                 --              4,180,748
       --               --                     --                 --                135,295
   165,155        3,140,481              3,140,481                --                203,573
----------       ----------             ----------           --------           -----------
 9,925,810        3,140,481              3,377,434                --             11,855,235
==========       ==========             ==========           ========           ===========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                   FIRST
                                                  ALLIANCE   PREMIER   ALLIANCE
                                                    BANK       BANK    FINANCE
                                                 ---------- ---------- --------
OTHER EXPENSES
  Salaries and employee benefits...............  $3,195,343 $1,366,926 $282,770
  Equipment expense............................     489,047    196,668   23,830
  Occupancy expense............................     421,410    215,377   51,917
  Advertising..................................     131,092     38,818    6,512
  Telephone....................................      90,778     41,140   15,440
  Merger related expenses......................         --         559      --
  Stationery and supplies......................     130,363    102,995    7,151
  Legal expenses...............................      24,074     36,610    2,362
  Director expenses............................     207,765     38,100      --
  Deposit insurance............................       2,000    325,708      --
  Collection expenses..........................      87,031        --     4,422
  Goodwill amortization expense................       6,307    101,765      --
  Other operating expenses.....................     876,329    659,509   76,351
                                                 ---------- ---------- --------
    Total other expenses.......................   5,661,539  3,124,175  470,755
                                                 ---------- ---------- --------
Income before income taxes and minority inter-
 est in net income of subsidiary...............   3,869,556     95,307   95,507
Income tax provision (benefit).................   1,268,911     34,853   36,255
                                                 ---------- ---------- --------
  Net income before minority interest in net
   income of subsidiary........................   2,600,645     60,454   59,252
Minority interest in net income of subsidiary..         --         --       --
                                                 ---------- ---------- --------
  Net income...................................  $2,600,645 $   60,454 $ 59,252
                                                 ========== ========== ========

 PREMIER           PREMIER                    ELIMINATIONS
 LENDING         BANCSHARES,            ----------------------------------
  CORP.             INC.                  DEBIT               CREDIT            CONSOLIDATED
----------       -----------            ----------           --------           ------------
$6,887,022       $   55,742             $   82,296           $    --            $11,870,099
   400,180              643                    --                 --              1,110,368
   608,744              --                     --                 --              1,297,448
    72,632              --                     --                 --                249,054
   206,524               10                    --                 --                353,892
    29,548          468,449                    --                 --                498,556
   180,311           12,229                    --                 --                433,049
    96,985           42,212                    --                 --                202,243
    24,165           37,554                    --                 --                307,584
       --               --                     --                 --                327,708
       433              --                     --                 --                 91,886
    59,593           23,148                    --                 --                190,813
 1,016,952          128,465                    --             319,249             2,438,357
----------       ----------             ----------           --------           -----------
 9,583,089          768,452                 82,296            319,249            19,371,057
----------       ----------             ----------           --------           -----------
   598,302        2,101,909              3,589,200            448,719             3,620,100
   178,172         (449,657)                   --                 --              1,068,534
----------       ----------             ----------           --------           -----------
   420,130        2,551,566              3,589,200            448,719             2,551,566
       --            11,850                    --                 --                 11,850
----------       ----------             ----------           --------           -----------
$  420,130       $2,539,716             $3,589,200           $448,719           $ 2,539,716
==========       ==========             ==========           ========           ===========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                   NOTE TO CONSOLIDATING FINANCIAL STATEMENTS

(A) The following eliminations have been made in the consolidating financial statements.

  (a) Elimination of intercompany cash

  (b) Elimination of investment in subsidiaries

  (c) Elimination of intercompany receivables and investments

  (d) Elimination of intercompany interest income and interest expense

  (e) Elimination of intercompany management fees

  (f) Elimination of equity in earnings of subsidiaries