Form 10-K/A, Exhibit 13
period 1996-12-31
PREMIER BANCSHARES INC /GA
filed 1997-05-13
CIK 836616

                                                                    EXHIBIT 13.1

                  PREMIER MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

BACKGROUND

  Premier was incorporated in 1988 under the laws of Georgia and is a bank holding company registered under the regulations of the Federal Reserve, and a registered thrift holding company under the regulations of the OTS. Premier's bank subsidiary, First Alliance Bank is a commercial bank which opened for business in 1984. On August 31, 1996, Premier acquired, through a pooling of interests, Premier Bancshares, Inc., a thrift holding company. Premier Bancshares, Inc. operated two 100% owned subsidiaries, Premier Lending and Premier Bank. Premier also owns 80% of Alliance Finance.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of Premier to meet those needs. Premier seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal Funds sold and overnight funds), monthly amortizing loans, repayment of single payment loans, periodic repayments of mortgage-backed securities, and draws on lines of credit. In addition, at December 31, 1996, First Alliance Bank and Premier Bank had $11,000,000 in approved Federal Funds lines with correspondent banks which could provide funds on an immediate basis if the need arose. Also, First Alliance Bank has access to various Certificate of Deposit ("CD") networks which would allow it to raise deposits from credit unions and other small banks for varying time periods at rates comparable to the short-term U.S. Government Bond rate. These deposits are not brokered and no fee outside of the market rate is paid.

  First Alliance Bank and Premier Bank are members of the Federal Home Loan Bank system. At December 31, 1996, First Alliance Bank and Premier Bank had the ability to borrow approximately $20 million by pledging qualifying loans and securities as collateral.

  The liquidity and capital resources of, First Alliance Bank and Premier Bank are monitored on a periodic basis by federal regulatory authorities. In addition, management performs liquidity analyses in the same manner as the federal regulatory agencies. As of December 31, 1996, the various liquidity ratios were considered adequate by regulatory definitions. In management's opinion, First Alliance Bank, and Premier Bank maintained liquidity that was adequate to meet their respective needs.

  First Alliance Bank, and Premier Bank continue to be well-capitalized by both industry and regulatory definitions. At December 31, 1996, Premier's consolidated capital ratios were as follows:

                                                        MINIMUM REGULATORY
                                                           REQUIREMENT
                                                      ---------------------
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

 Interest Rate Sensitivity

                                         AFTER     AFTER
                                         THREE    ONE YEAR
                                         MONTHS     BUT
                                WITHIN    BUT      WITHIN
                                THREE    WITHIN     FIVE     AFTER
                                MONTHS  ONE YEAR   YEARS   FIVE YEARS  TOTAL
                               -------- --------  -------- ---------- --------
                                           (DOLLARS IN THOUSANDS)
Earning assets:
  Interest bearing deposits... $  1,447 $    --   $   --    $   --    $  1,447
  Federal funds sold..........   21,680      --       --        --      21,680
  Securities..................    6,814    6,107   19,770     2,463      3,515
  Loans.......................  146,216   16,029   42,782     6,237    211,264
                               -------- --------  -------   -------   --------
    Total interest earning
     assets...................  176,157   22,136   62,552     8,700    269,545
                               -------- --------  -------   -------   --------
Interest bearing liabilities:
  Interest bearing demand
   deposits...................   57,562      --       --        --      57,562
  Savings.....................    8,302      --       --        --       8,302
  Time deposits, less than
   $100,000...................   23,273   52,842   29,465       --     105,580
  Time deposits, $100,000 and
   over.......................   10,476   17,712    6,916       --      35,104
  Other borrowings............   22,824    2,755    1,980     2,661     30,220
                               -------- --------  -------   -------   --------
    Total interest bearing
     liabilities..............  122,437   73,309   38,361     2,661    236,768
                               -------- --------  -------   -------   --------
Interest rate sensitivity
 gap.......................... $ 53,720 $(51,173)  24,191   $ 6,039   $ 32,777
                               ======== ========  =======   =======   ========
Cumulative interest rate sen-
 sitivity gap.................   53,720 $  2,547   26,738   $32,777
                               ======== ========  =======   =======
Interest rate sensitivity gap
 ratio........................     1.44     0.30     1.63      3.27
                               ======== ========  =======   =======
Cumulative interest rate sen-
 sitivity gap ratio...........     1.44     1.01     1.11      1.14
                               ======== ========  =======   =======

CHANGES IN FINANCIAL CONDITION

 Cash and Short-term Assets

  Total assets as of December 31, 1996 increased $56,633,000 since December 31, 1995. Non-earning cash and due from banks increased $2,088,000 as of December 31, 1996, from December 31, 1995. This change is representative of normal daily fluctuations in cash and check clearings and an increase in transaction account balances of $17,513,000. Interest-bearing deposits of First Alliance Bank and Premier Bank decreased $8,501,000 to $1,447,000 at December 31, 1996. This balance is primarily excess funds that are held at the Federal Home Loan Bank and accrue interest at a rate approximately equal to the Federal Funds rate. Federal Funds sold increased $19,150,000 from December 31, 1995 to $21,680,000 at December 31, 1996. The increase in Federal Funds is the result of seasonal deposits placed in First Alliance Bank by a local municipality and the movement of Premier Bank's excess cash from the Federal Home Loan Bank to the Federal Funds market.

 Securities Portfolio

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
Types of Securities:
  U.S. Government and agency securities................ $19,577 $22,313 $12,092
  Municipal securities.................................     105     304     292
  Mortgage-backed securities...........................  13,693  21,767  19,033
  Equity securities....................................   1,779   1,412   1,089
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

                          U.S. GOVERNMENT AND
                           AGENCY SECURITIES
                          AND MORTGAGE-BACKED         MUNICIPAL            OTHER
                             SECURITIES(1)          SECURITIES(2)       SECURITIES
                          ----------------------- ----------------- -------------------
                            AMOUNT       YIELD(3)  AMOUNT  YIELD(3)   AMOUNT   YIELD(3)
                          -----------    -------- -------- -------- ---------- --------
One year or less........  $       --        --    $    --     --    $  380,600   7.86%
After one year through
 five years.............   19,327,933      6.12%   104,691   8.60%         --     --
After five years through
 ten years..............    5,408,410      6.08%       --     --           --     --
After ten years.........    8,533,131      6.01%       --     --     1,398,876   6.40%
                          -----------             --------          ----------
  Total.................  $33,269,474(1)          $104,691          $1,779,476
                          ===========             ========          ==========

--------
(1) Includes mortgage-backed securities based on their contractual maturity date.
(2) Yields on municipal securities have not been computed on a tax equivalent basis.
(3) Yields were computed using coupon interest, adding discount accretion, or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

  Premier's investment portfolio consists of U.S. Government and agency securities, municipal securities, various equity securities and Government agency sponsored mortgage-backed securities. A mortgage-backed security relies on the underlying mortgage pools of loans to provide a cash flow of principal and interest. The actual maturities of these securities will differ from the contractual maturities because these borrowers may have the right to prepay obligations with or without prepayment penalties. Decreases in interest rates will generally cause prepayments to accelerate. In a declining interest rate environment, Premier may not be able to reinvest the proceeds from these prepayments in assets which have comparable yields. However, because the majority of the mortgage-backed securities have adjustable rates, the negative effects of changes in interest rates on earnings and the carrying values of these securities are mitigated. At December 31, 1996 Premier had $10,068,000 in collateralized mortgage obligations ("CMOs") and $3,625,000 in mortgage-backed pass-through securities, the majority of which are issued by or backed by Federal agencies. At December 31, 1996, Premier did not have with any one issuer, securities in aggregate in excess of ten percent of equity.

 Changes in Securities Portfolio

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

LOAN PORTFOLIO

 Types of Loans

  Management realizes that Premier's loan portfolio is concentrated in loans secured by real estate. Real estate loans include real estate mortgages, real estate construction projects, and consumer home equity lines. The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan. The other concentration is in commercial and financial loans which are made primarily to businesses in the Atlanta, Georgia metropolitan area. The following table presents this major category of net loans for each period, excluding the allowance for loan losses.

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

                                                          (DOLLARS IN THOUSANDS)
      Maturity:
        One year or less.................................        $ 74,368
        After one year through five years................         104,399
        After five years.................................           8,089
                                                                 --------
                                                                 $186,856
                                                                 ========

  The following table summarizes loans at December 31, 1996 with due dates after one year which have predetermined and floating or adjustable interest rates.

                                                          (DOLLARS IN THOUSANDS)
      Predetermined interest rates.......................        $ 42,032
      Floating or adjustable interest rates..............          70,456
                                                                 --------
                                                                 $112,488
                                                                 ========

 Changes in Loan Portfolio

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

                                                          (DOLLARS IN THOUSANDS)
      Three months or less...............................        $10,477
      Over three through six months......................         10,996
      Over six through twelve months.....................          6,811
      Over twelve months.................................          6,820
                                                                 -------
        Total............................................        $35,104
                                                                 =======

 Changes in Deposits

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

  The increase in impaired loans from December 31, 1995 to December 31, 1996, resulted from (i) loan growth, (ii) construction loans of $393,708 which matured, and (iii) $470,199 of individual residential loans in bankruptcy which were insured by either private mortgage insurance or FHA.

  At December 31, 1996, three first mortgage loans totaling $464,000, made to individuals who subsequently declared bankruptcy are included in impaired loans. In addition, $641,000 related to one residential builder was also in impaired loans. Of the $641,000, all but $70,000 has been paid out subsequent to year end. As discussed above the increase in impaired loans is primarily attributable to the four borrowers mentioned above.

Management evaluates all problem loans and determines the collectibility of the related interest and principal. In the event that full collection is doubtful the loans are classified as impaired loans, although collection may be probable through liquidation of the collateral. In the event that a builder has demonstrated questionable performance or other financial concerns have arisen, the entire line is subject to being classified as impaired based on management's evaluation. The instances discussed above are isolated instances and do not represent a current trend. Management expects no material losses on the remaining balances.

  In February 1992 and November 1993, Premier acquired separate financial institutions; and, at the time of the acquisitions, significant problem loans were identified. These problem loans and other unidentified problem loans which were later identified in the two acquired institutions account for the majority of the net charge-offs incurred for the years ended December 31, 1992, 1993 and 1994. The realization of these charge-offs, more conservative underwriting, and an improving economy resulted in the decrease in the level of charge-offs of outstanding loans over the last two years.

  Accrual of interest income is discontinued on all loans when they become 90 days past due or, in the opinion of management, collection of interest becomes doubtful. When a loan is determined to be impaired, all interest previously accrued but not collected is reversed against current interest income. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

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
                                                       ----------- -----------
                                                       $97,960,768 $72,130,957
                                                       =========== ===========

SUMMARY OF LOAN EXPERIENCE

  The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to the allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan loss experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions, and other relevant facts. Premier's allowance for loan losses was approximately $2,404,000 at December 31, 1996 compared with $1,802,000 at December 31, 1995. The allowance for loan losses is reviewed regularly based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan loss adequate to cover possible loan losses on the loans outstanding.

  Premier is a bank holding company that is the result of the acquisition of five financial institutions acquired over the last five years. Each institution utilized various methodologies to determine loan loss allowance adequacy. The methodologies utilized by current management are, in the opinion of that management group, appropriate for the allowance adequacy determination at December 31, 1996. Considering the primary factor that the economy in general and the Atlanta metropolitan market in specific is performing in an outstanding manner, management realizes and provides for any deterioration of the economy in the future. At this time, management expects charge-offs in 1997 to be consistent with 1996.

  At December 31, 1996, the allowance for loan losses could be allocated in the following manner:

                                           ALLOCATION OF ALLOWANCE FOR LOAN
                                                        LOSSES
                                                     DECEMBER 31,
                                           ------------------------------------
                                               1996      1995  1994  1993  1992
                                           ------------  ----  ----  ----  ----
                                                (DOLLARS IN THOUSANDS)
                                           RESERVE %(1)  %(1)  %(1)  %(1)  %(1)
                                           ------- ----  ----  ----  ----  ----
Commercial................................ $  326   15%   17%    7%    9%   12%
Real estate...............................    539   40    44    56    54    56
Real estate--construction.................    521   36    28    24    18    11
Consumer..................................    174    9    11    13    19    21
Unallocated...............................    844  --    --    --    --    --
                                           ------  ---   ---   ---   ---   ---
                                           $2,404  100%  100%  100%  100%  100%
                                           ======  ===   ===   ===   ===   ===

--------

(1) Percent of loans in each category of total loans.

  The following table summarizes average loan balances for each year, changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the reserve which have been charged to operating expense, and the rate of net charge-offs during the period to average loans.

                                   1996      1995     1994     1993     1992
                                 --------  --------  -------  -------  -------
                                          (DOLLARS IN THOUSANDS)
Average amount of loans out-
 standing                        $183,367  $134,712  $90,640  $86,765  $83,905
Balance of allowance for loan
 losses at beginning of year...     1,802     1,301    1,581    1,403    1,478
Charge offs:
  Commercial and financial.....       (51)     (149)    (204)    (736)    (349)
  Real estate..................       (13)     (181)    (398)    (125)    (292)
  Consumer.....................       (88)      (59)    (132)    (176)    (421)
                                 --------  --------  -------  -------  -------
                                     (152)     (389)    (734)  (1,037)  (1,062)
                                 --------  --------  -------  -------  -------
Recoveries:
  Commercial and financial.....        78       132       80       67       21
  Real estate..................        34        83       32       28       20
  Consumer.....................        44        43       57      113       45
                                 --------  --------  -------  -------  -------
                                      156       258      169      208       86
                                 --------  --------  -------  -------  -------
Net (charge-offs), recoveries..         4      (131)    (565)    (829)    (976)
                                 --------  --------  -------  -------  -------
Allowance acquired in business
 combinations..................       --        294      --       --       460
                                 --------  --------  -------  -------  -------
Additions to allowance charged
 to operating expense during
 year..........................       598       338      285    1,007      441
                                 --------  --------  -------  -------  -------
Balance of allowance for loan
 losses at end of year.........  $  2,404  $  1,802  $ 1,301  $ 1,581  $ 1,403
                                 ========  ========  =======  =======  =======
Ratio of net loans charged off
 during the year to average
 loans outstanding.............       -- %     0.10%    0.62%    0.96%    1.16%
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

RESULTS OF OPERATIONS

  Premier reported record earnings of $2,540,000 for the year ended December 31, 1996. This amount was an increase of $551,000 or 28% from the previous year's net income of $1,989,000. Year to date earnings include unusual expenses of $1,036,000. This figure includes merger expenses, data processing conversion expenses, severance expenses, as well as the special SAIF fund recapitalization assessment. On an after tax basis, these unusual items totaled $854,000. Fourth quarter 1996 net income was $1,002,000, exclusive of any unusual expense or income items.

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
                                     ========  =====               =======  =====               =======  ====

-------
(1)Average balances were determined using the daily average balances.
(2)Average loans include impaired loans and are stated net of unearned income. Income on impaired loans is recognized on the cash basis.
(3)Average shareholders' equity is net of unrealized losses on securities available-for-sale, net of taxes
(4)Average taxable securities represent securities available-for-sale and are based on their fair values.
(5) Interest and fees on loans include $1,285,892, $902,787, and $685,034 of loan fee income for the years ended December 31, 1996, 1995, and 1994.

  Net interest income increased by $2,714,000 during fiscal 1996. The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the earlier year. The change in interest due to volume has been determined by applying the rate from the earlier year to change in average balances outstanding between years. Thus, changes that are not solely due to rate or volume have been consistently allocated between rate and volume.

                               1995 TO 1996              1994 TO 1995
                           INCREASE (DECREASE)        INCREASE (DECREASE)
                             DUE TO CHANGE IN          DUE TO CHANGE IN
                          ------------------------  -------------------------
                           RATE   VOLUME    TOTAL    RATE    VOLUME    TOTAL
                          ------  -------  -------  -------  -------  -------
                                      (DOLLARS IN THOUSANDS)
Income from interest-
 earning assets:
  Interest and fees on
   loans................. $  654  $ 5,218  $ 5,872  $   637  $ 4,507  $ 5,144
  Interest on taxable
   securities............   (168)    (283)    (451)     551      441      992
  Interest on Federal
   funds sold............    (50)      82       32      135      (26)     109
  Interest on deposits in
   banks.................      6      256      262        9       92      101
                          ------  -------  -------  -------  -------  -------
    Total interest
     income.............. $  442  $ 5,273  $ 5,715  $ 1,332  $ 5,014  $ 6,346
                          ======  =======  =======  =======  =======  =======
Expense from interest-
 bearing liabilities:
  Interest on interest-
   bearing deposits...... $ (116) $   410  $   294  $   158  $    43  $   201
  Interest on savings
   deposits..............     28      (54)     (26)     (32)     (17)     (49)
  Interest on time
   deposits..............    186    2,148    2,334      827    1,313    2,140
  Interest on other
   borrowings............    732     (333)     399       27    1,850    1,877
                          ------  -------  -------  -------  -------  -------
    Total interest
     expense............. $  830  $ 2,171  $ 3,001  $   980  $ 3,189  $ 4,169
                          ------  -------  -------  -------  -------  -------
    Net interest income.. $ (388) $ 3,102  $ 2,714  $   352  $ 1,825  $ 2,177
                          ======  =======  =======  =======  =======  =======

 Non-Interest Income

  Total non-interest income increased $3,702,000 in fiscal 1996 over fiscal 1995. This was primarily due to the increase in mortgage loan activity resulting in an increase in related income of $2,934,000. Commercial finance maintenance fees were up $515,000 in fiscal 1996 from fiscal 1995. The increase in income of these business lines is a continuation of a trend which began in 1994. In 1995, mortgage origination fees were up $4,683,000 and commercial finance fees were up $432,000 over fiscal 1994. Management expects these income streams to continue to grow in 1997.

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

QUARTERLY FINANCIAL DATA

                                                1996
                           ---------------------------------------------------
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

--------------------------------------------------------------------------------

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 1996

--------------------------------------------------------------------------------

                         INDEX TO FINANCIAL STATEMENTS

PREMIER BANCSHARES, INC.
  Independent Auditor's Report............................................. F-1
  Consolidated Balance Sheets.............................................. F-2
  Consolidated Statements of Income........................................ F-3
  Consolidated Statement of Stockholders' equity........................... F-4
  Consolidated Statements of Cash Flows.................................... F-5
  Notes to Consolidated Financial Statements............................... F-7
THE CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES
  Report of Independent Certified Public Accountants.......................
  Consolidated Balance Sheets--December 31, 1996 and 1995..................
  Consolidated Statements of Earnings--Years ended December 31, 1996, 1995 and 1994................................................................
  Consolidated Statements of Changes in Stockholders' Equity--Years ended
   December 31, 1996, 1995 and 1994........................................
  Consolidated Statements of Cash Flows--Years ended December 31, 1996,
   1995 and 1994...........................................................
  Notes to Consolidated Financial Statements...............................

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1996

                               TABLE OF CONTENTS

                                                                   PAGE
                                                             --------------
INDEPENDENT AUDITOR'S REPORT ON THE FINANCIAL STATEMENTS......    F-1
FINANCIAL STATEMENTS
Consolidated balance sheets...................................    F-2
Consolidated statements of income.............................    F-3
Consolidated statements of stockholders' equity...............    F-4
Consolidated statements of cash flows......................... F-5 and F-6
Notes to consolidated financial statements.................... F-7 and F-27
INDEPENDENT AUDITOR'S REPORT ON THE SUPPLEMENTARY FORMATION...    F-28

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

                                          Maudlin & Jenkins, L.L.P.

Atlanta, Georgia

January 31, 1997, except for Note 16

as to which the date is February 24, 1997

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                         1996          1995
                                                     ------------  ------------
                       ASSETS
Cash and due from banks............................. $ 11,633,707  $  9,545,638
Interest-bearing deposits in banks..................    1,447,173     9,947,819
Federal funds sold..................................   21,680,000     2,530,000
Securities available-for-sale.......................   35,153,641    45,796,237
Loans held for sale.................................   24,408,287    25,912,226
Loans...............................................  186,856,184   132,873,733
Less allowance for loan losses......................    2,404,189     1,801,917
                                                     ------------  ------------
    Loans, net......................................  184,451,995   131,071,816
Premises and equipment..............................    6,634,633     5,644,655
Other real estate owned.............................      603,489       313,117
Goodwill and other intangibles......................    2,276,728     2,686,233
Other assets........................................    5,868,826     4,077,242
                                                     ------------  ------------
    Total assets.................................... $294,158,479  $237,524,983
                                                     ============  ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand........................ $ 30,184,254  $ 29,295,271
  Interest-bearing demand...........................   57,562,280    40,938,564
  Savings...........................................    8,302,341     9,049,907
  Time, $100,000 and over...........................   35,103,940    31,003,923
  Other time........................................  105,580,365    68,165,694
                                                     ------------  ------------
    Total deposits..................................  236,733,180   178,453,359
Securities sold under repurchase agreements.........    8,443,316     1,308,634
Federal Home Loan Bank advances.....................    4,625,000    11,125,000
Other borrowings....................................   17,152,230    19,428,642
Other liabilities...................................    3,916,085     3,762,705
                                                     ------------  ------------
    Total liabilities...............................  270,869,811   214,078,340
                                                     ------------  ------------
Minority interest in subsidiary.....................       13,618        16,754
                                                     ------------  ------------
Commitments and contingent liabilities
Stockholders' equity
  Common stock, par value $1 at December 31, 1996;
   and $5 at December 31, 1995; 20,000,000 shares
   authorized; 4,249,748 and 2,351,529 issued and
   outstanding, respectively........................    4,249,748    11,757,645
  Capital surplus...................................   18,553,533    11,023,136
  Retained earnings.................................      640,485       542,730
  Unrealized gains (losses) on securities available-
   for-sale, net of tax.............................     (168,716)      106,378
                                                     ------------  ------------
    Total stockholders' equity......................   23,275,050    23,429,889
                                                     ------------  ------------
    Total liabilities and stockholders' equity...... $294,158,479  $237,524,983
                                                     ============  ============


                See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                            1996         1995         1994
                                        ------------ ------------  -----------
INTEREST INCOME
  Loans................................ $ 19,759,157 $ 13,886,775  $ 8,742,677
  Taxable securities...................    2,264,378    2,723,768    1,731,311
  Nontaxable securities................       20,237       11,261       11,265
  Deposits in banks....................      380,551      119,049       17,616
  Other short-term investments.........      591,458      559,739      450,891
                                        ------------ ------------  -----------
    Total interest income..............   23,015,781   17,300,592   10,953,760
                                        ------------ ------------  -----------
INTEREST EXPENSE
  Deposits.............................    8,666,641    6,064,829    3,772,280
  Other borrowings.....................    2,614,820    2,216,141      338,991
                                        ------------ ------------  -----------
    Total interest expense.............   11,281,461    8,280,970    4,111,271
                                        ------------ ------------  -----------
    Net interest income................   11,734,320    9,019,622    6,842,489
PROVISION FOR LOAN LOSSES..............      598,398      337,659      285,000
                                        ------------ ------------  -----------
    Net interest income after provision
     for loan losses...................   11,135,922    8,681,963    6,557,489
                                        ------------ ------------  -----------
OTHER INCOME
  Service charges on deposit accounts..      960,395      877,318      909,660
  Other service charges and fees.......    1,375,896      892,834      450,957
  Gain on mortgage loans held for
   sale................................    4,720,267    2,327,916       99,969
  Gain on sale of SBA loans............      279,061          --           --
  Mortgage loan fees...................    4,180,748    3,638,835    1,183,601
  Net realized gains (losses) on
   securities available-for-sale.......      135,295       52,841      (28,568)
  Net realized losses on securities
   held-to-maturity....................          --       (30,778)         --
  Other operating income...............      203,573      393,964      346,496
                                        ------------ ------------  -----------
    Total other income.................   11,855,235    8,152,930    2,962,115
                                        ------------ ------------  -----------
OTHER EXPENSES
  Salaries and employee benefits....... $ 11,870,099 $  8,183,327  $ 4,985,065
  Equipment expenses...................    1,110,368      681,966      568,654
  Occupancy expenses...................    1,297,448      958,622      607,859
  Advertising expenses.................      249,054      166,186      191,132
  Telephone expenses...................      353,892      190,316      159,672
  Merger related expenses..............      498,556       21,511          --
  Stationery and supplies..............      433,049      293,040      268,934
  Legal expenses.......................      202,243      254,915      168,802
  Director expenses....................      307,584      249,247      150,349
  Deposit insurance....................      327,708      212,447      247,874
  Collection expenses..................       91,886      144,763      146,073
  Goodwill amortization expense........      190,813      149,197          --
  Other operating expenses.............    2,438,357    2,190,127    1,165,461
                                        ------------ ------------  -----------
    Total other expenses...............   19,371,057   13,695,664    8,659,875
                                        ------------ ------------  -----------
    Income before income taxes and
     minority interest in net income of
     subsidiary........................    3,620,100    3,139,229      859,729
Income tax expense.....................    1,068,534    1,137,571      568,581
                                        ------------ ------------  -----------
    Net income before minority interest
     in net income of subsidiary.......    2,551,566    2,001,658      291,148
Minority interest in net income of
 subsidiary............................       11,850       12,709          --
                                        ------------ ------------  -----------
    Net income......................... $  2,539,716 $  1,988,949  $   291,148
                                        ============ ============  ===========
Net income per share of common stock... $        .59 $        .48  $       .08
                                        ============ ============  ===========
Weighted average shares outstanding....    4,306,835    4,136,260    3,570,450
                                        ============ ============  ===========

                See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                            UNREALIZED GAINS
                             COMMON STOCK                     RETAINED         (LOSSES) ON          TOTAL
                         ---------------------    CAPITAL     EARNINGS    SECURITIES AVAILABLE- STOCKHOLDERS'
                          SHARES    PAR VALUE     SURPLUS     (DEFICIT)   FOR-SALE, NET OF TAX     EQUITY
                         --------- -----------  -----------  -----------  --------------------- -------------
BALANCE, DECEMBER 31,
 1993................... 1,956,962 $ 9,784,810  $ 8,489,317  $  (414,329)      $       --       $ 17,859,798
  Net income............       --          --           --       291,148               --            291,148
  Cash dividends
   declared.............       --          --           --      (305,758)              --           (305,758)
  Stock issued..........    33,588     167,940      207,072          --                --            375,012
  Net change in
   unrealized gains
   (losses) on
   securities available-
   for-sale, net of
   tax..................       --          --           --        50,483          (716,247)         (665,764)
                         --------- -----------  -----------  -----------       -----------      ------------
BALANCE, DECEMBER 31,
 1994................... 1,990,550   9,952,750    8,696,389     (378,456)         (716,247)       17,554,436
  Net income............       --          --           --     1,988,949               --          1,988,949
  5% stock dividend.....    76,206     381,030      628,699   (1,012,822)              --             (3,093)
  Stock issued..........   284,773   1,423,865    1,698,048          --                --          3,121,913
  Cash dividends
   declared.............       --          --           --       (54,941)              --            (54,941)
  Net change in
   unrealized gains
   (losses) on
   securities available-
   for-sale, net of
   tax..................       --          --           --           --            822,625           822,625
                         --------- -----------  -----------  -----------       -----------      ------------
BALANCE, DECEMBER 31,
 1995................... 2,351,529  11,757,645   11,023,136      542,730           106,378        23,429,889
  Net income............       --          --           --     2,539,716               --          2,539,716
  Stock options
   exercised............     2,250       2,250       20,250          --                --             22,500
  Cash dividends
   declared.............       --          --           --    (2,441,961)              --         (2,441,961)
  Recapitalization......       --   (9,406,116)   9,406,116          --                --                --
  1.8055 stock split.... 1,895,969   1,895,969   (1,895,969)
  Net change in
   unrealized gains
   (losses) on
   securities available-
   for-sale, net of
   tax..................       --          --           --           --           (275,094)         (275,094)
                         --------- -----------  -----------  -----------       -----------      ------------
BALANCE, DECEMBER 31,
 1996................... 4,249,748 $ 4,249,748  $18,553,533  $   640,485       $ (168,716)       $23,275,050
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

  The Company adopted the provisions of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standard No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," on January 1, 1995. A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

  The Company considers the following type loans to be impaired:

    (1) all nonaccrual loans, (2) loans that have been restructured in a troubled debt restructuring provided that the restructured loan agreement specifies an interest rate that is less than the Company would be willing to accept at the time of the restructuring for a new loan with comparable risk or the loan becomes impaired based on the terms specified by the restructured loan agreement, and (3) any other loan in which management does not expect to collect all contractual principal and interest payments in accordance with the terms of the loan agreement.

  The Company has not identified large groups of smaller-balance homogeneous loans which are collectively evaluated for impairment. Any loan that meets the characteristics as described above are considered to be impaired regardless of loan type or balance.

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

INCENTIVE STOCK OPTION PLANS

  The Company has an Employee Incentive Stock Option Plan. Under the Plan, the Company can grant to key personnel options to purchase an aggregate of 270,825 shares of the Company's common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant.

  The Company also has an employee and a director stock option plan whereby 72,220 and 58,679 shares, respectively, of common stock have been reserved for stock options. Under the employee plan, the Company can grant to key personnel options to purchase common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  Under the director plan, each eligible director who attends at least 75% of the meetings of the Company's Board and related committee meetings shall receive an option to purchase 903 shares annually of common stock. The options expire ten years from the date of grant. All options granted were exercisable at December 31, 1996. Other pertinent information related to the options is as follows:

                                             DECEMBER 31,
                         ------------------------------------------------------
                               1996               1995               1994
                         ------------------ ------------------ ----------------
                                  WEIGHTED-          WEIGHTED-        WEIGHTED-
                                   AVERAGE            AVERAGE          AVERAGE
                                  EXERCISE           EXERCISE         EXERCISE
                         NUMBER     PRICE   NUMBER     PRICE   NUMBER   PRICE
                         -------  --------- -------  --------- ------ ---------
Under option, beginning
 of year................ 124,580   $ 5.72    58,679   $ 5.54   46,040  $ 5.54
  Granted...............  18,055     8.86    74,026     5.84   12,639    5.54
  Exercised.............  (4,062)    5.54       --       --       --      --
  Expired...............    (903)    5.54    (8,125)    5.54      --      --
                         -------            -------            ------
Under option and exer-
 cisable, end of year... 137,670     6.14   124,580     5.72   58,679    5.54
                         =======            =======            ======

                                                                    WEIGHTED-
                                                                     AVERAGE
                                                         WEIGHTED-  REMAINING
                                                          AVERAGE  CONTRACTUAL
                                                         EXERCISE    LIFE IN
                                          NUMBER  PRICE    PRICE      YEARS
                                          ------- ------ --------- -----------
Options Outstanding and Exercisable, End
 of Year................................. 110,587 $ 5.54  $ 5.54       7.0
                                            9,028   8.03    8.03       8.0
                                           18,055   8.86    8.86      10.0
                                          -------
                                          137,670
                                          =======

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

                                                 DECEMBER 31,
                                  ---------------------------------------------
                                          1996                   1995
                                  ---------------------- ----------------------
                                              NET INCOME             NET INCOME
                                  NET INCOME  PER SHARE  NET INCOME  PER SHARE
                                  ----------  ---------- ----------  ----------
As reported.....................  $2,539,716    $ .59    $1,988,949    $0.48
Stock based compensation, net of
 related tax effect.............     (25,782)   (0.01)      (69,691)   (0.02)
                                  ----------    -----    ----------    -----
As adjusted.....................  $2,513,934    $ .58    $1,919,258    $ .46
                                  ==========    =====    ==========    =====

  The per share weighted-average fair value of stock options granted during 1996 and 1995 was $2.17 and $1.42, respectively, using the Black Scholes option-pricing model. The fair value of the options granted during the year was based upon the discounted value of future cash flows of the options using the following assumptions:

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

NOTE 16. COMMON STOCK SPLIT

  On February 24, 1997, the Company declared a 1.8055 stock split for shares of record as of March 6, 1997. All share and per share data reflect the split. The effect of the split is presented retroactively within stockholders' equity at December 31, 1996 by transferring from capital surplus to common stock the additional shares times the par value.

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